Exhibit 10.62
EXECUTION COPY

SECOND LIEN SENIOR SECURED CREDIT AGREEMENT
Dated as of July 31, 2007
among
TERREMARK WORLDWIDE, INC.,
as the Borrower,
CREDIT SUISSE,
as Administrative Agent,
The Other Lenders Parties Hereto
and
CREDIT SUISSE,
as Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC
as Sole Bookrunner and Sole Lead Arranger

Terremark Worldwide, Inc. — Second Lien Credit Agreement

Terremark Worldwide, Inc. — Second Lien Credit Agreement

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Terremark Worldwide, Inc. — Second Lien Credit Agreement

Terremark Worldwide, Inc. — Second Lien Credit Agreement

Terremark Worldwide, Inc. — Second Lien Credit Agreement

SCHEDULES
I	Commitments and Applicable Percentages
II	Subsidiary Guarantors
1.01	Terms of Qualified Convertible Debt
5.01	Existence, Qualification and Power; Compliance with Laws
5.03	Certain Authorizations
5.05	Existing Indebtedness; Surviving Indebtedness; Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property (Lessee / Lessor)
5.09	Environmental Matters
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.19	Post-Closing Covenants
7.03(f)	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Administrative Questionnaire
C	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty
G	Security Agreement
H	Solvency Certificate
I	Opinion Matters — Counsel to Loan Parties
J	Mortgage
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CREDIT AGREEMENT
               This SECOND LIEN SENIOR SECURED CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2007, among TERREMARK WORLDWIDE, INC., a Delaware corporation, as the borrower (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and CREDIT SUISSE, acting through one or more of its branches, or any Affiliate thereof (collectively, “Credit Suisse”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01.
               PRELIMINARY STATEMENTS:
               (1) Subject to the terms and conditions contained herein, the Borrower has requested that the Lenders make terms loans to the Borrower in an aggregate principal amount equal to $100,000,000, the proceeds of which will be used by the Borrower, together with $150,000,000 in proceeds from the First Lien Loans, (a) on the Closing Date, to refinance the Existing Indebtedness and to pay the transaction costs associated with the transactions described in this Agreement and in the First Lien Credit Agreement and (b) after the Closing Date, to fund certain expansion plans and for other general working capital purposes.
               (2) The Lenders have indicated their willingness to so lend on the terms and subject to the conditions set forth herein, including the granting of liens on Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to the Subsidiary Guaranty.
               (3) The provisions of this Agreement and the First Lien Credit Agreement are (as between the Lenders and the “Lenders” under the First Lien Credit Agreement) subject to the provisions of the Intercreditor Agreement.
               In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
               1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Administrative Agent” means Credit Suisse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, the account maintained by the Administrative Agent with Credit Suisse as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B hereto.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied
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to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Term Loans at such time. If the commitment of each Lender to make Term Loans has been terminated pursuant to Section 8.02, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, (a) in the case of Eurodollar Rate Loans, 7.75% per annum, and (b) in the case of Base Rate Loans, 6.75% per annum.
     “Approved Acquisition” means any Permitted Acquisition which is approved by the Borrower’s board of directors, the Initial Lenders and the Administrative Agent, which approval by the Administrative Agent shall not be unreasonably withheld.
     “Approved Expansion Capital Expenditures” means capital expenditures in excess of the Capital Expenditure Plan and approved by the Borrower’s board of directors.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Credit Suisse Securities (USA) LLC, in its capacity as sole bookrunner and sole lead arranger.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with
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GAAP if such lease were accounted for as a Capitalized Lease, and (c) all Synthetic Lease Obligations of such Person.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest per annum then most recently announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse’s prime rate for Dollars loaned in the United States; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks.
     “Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s 6.625% Senior Convertible Notes” means the Borrower’s 6.625% Senior Convertible Notes due 2013.
     “Borrower’s 9% Senior Convertible Notes” means the Borrower’s 9% Senior Convertible Notes due 2009.
     “Borrower’s 0.50% Senior Subordinated Convertible Notes” means the Borrower’s 0.50% Senior Subordinated Convertible Notes Due 2009.
     “Borrower IP Collateral” has the meaning set forth in Schedule 5.17.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.
     “Capital Expenditure Carryover Amount” has the meaning specified in Section 7.11.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be, and (b) the term “Capital Expenditures” shall not include any expenditures to the extent such Person or its Subsidiaries are reimbursed in cash by a third party (other than a Loan Party or any Subsidiary of a Loan Party) during the same period in which such expenditure was made.
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     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Capital Expenditure Plan” means the projected Capital Expenditures set forth in the forecasts referred to in Section 5.05(f).
     “Cash Equivalents” means any of the following types of Investments:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
     (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and
     (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “CFC” means a controlled foreign corporation as defined in Section 957(a) of the Code.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any bank regulatory or similar authority.
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     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons, other than the Permitted Holders, acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities; or
     (d) a “change of control” or any comparable event shall have occurred under, and as defined in, either (i) the First Lien Credit Agreement or (ii) any other agreement evidencing Indebtedness of any Loan Party or any Subsidiary of any Loan Party in excess of the Threshold Amount.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
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     “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents, the Mortgaged Properties and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” means Credit Suisse in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
     “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages (if any), each of the mortgages, collateral assignments, the collateral access agreements (if any), Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Commitment Letter” has the meaning specified in Section 10.11.
     “Committed Loan Notice” means a notice of (a) the Term Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Operating Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Operating Income: (i) Consolidated Interest Charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period; (iii) depreciation and amortization expense; (iv) other non-recurring or extraordinary charges or expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Operating Income; (v) reasonable fees, costs and expenses incurred in connection with the Transaction in an amount not to exceed $1,000,000; (vi) any expenses deducted in calculating Consolidated Net Operating Income for such period and reimbursed during such period by third parties (other than the Borrower or any of its Subsidiaries) and (vii) non-cash expenses representing stock-based compensation and share-settled liabilities in an aggregate amount not to exceed $4,000,000 per fiscal year, and minus (b) the following to the extent included in calculating such Consolidated Net Operating Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) all non-recurring or extraordinary non-cash items increasing Consolidated Net Operating Income for such period; and (iii) earnings attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to the Borrower or its Subsidiaries; provided that, solely for purposes of calculating the covenants in Section 7.10(a) and (b), if the Borrower or any of its Subsidiaries has made any Permitted Acquisition or any Disposition of assets permitted by Section 7.05 outside of the ordinary course of business during the period of four consecutive fiscal quarters ending on any date during a relevant period for testing compliance, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto, with pro forma adjustments (A) arising out of events which are directly attributable to a specific transaction, which are factually supportable and are expected to have a continuing impact, which pro forma adjustments shall be certified on behalf of the Borrower by the chief financial officer of the Borrower or (B) consented to by the Initial Lenders in their reasonable discretion, as if such Permitted Acquisition or Disposition of assets (and any
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related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of the relevant period for testing compliance (such calculation being referred to herein as a calculation on a “Pro Forma Basis”).
     “Consolidated Funded Indebtedness” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, without limitation, Obligations hereunder) and outstanding principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses in the ordinary course of business), (e) all Attributable Indebtedness, (f) all Off-Balance Sheet Liabilities, (g) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, except for any portion of such Indebtedness that is expressly made non-recourse to the Borrower or such Subsidiary; provided that in any case, Consolidated Funded Indebtedness shall not include any Indebtedness comprised of Qualified Convertible Debt.
     “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest and including interest on Qualified Convertible Debt) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, and (c) the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Contracts constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Subsidiaries, excluding in any case amounts referred to in Section 2.06(b).
     “Consolidated Net Operating Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and the Subsidiaries (excluding extraordinary or non-recurring cash or non-cash gains and any extraordinary or non-recurring cash or non-cash losses) for that period; provided that there shall be excluded therefrom (a) the income of any Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, and (c) the income of any Person in which any other Person (other than the Borrower or a wholly owned Subsidiary of the Borrower) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary of the Borrower by such Person during such period.
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     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Suisse” has the meaning specified in the recital of parties to this Agreement.
     “Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.
     “Current Liabilities” means, with respect to any Person, without duplication (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Declined Proceeds” has the meaning specified in Section 2.03(c).
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Term Loan plus 2.0% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or has become the subject of a bankruptcy or insolvency proceeding.
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     “Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith, (b) any taking by condemnation or eminent domain or transfer in lieu thereof, and (c) any total loss or constructive total loss of property for which proceeds are payable in respect thereof under any policy of property insurance.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” has the meaning specified in Section 6.12.
     “Eligible Assignee” means an assignee to which an assignment thereunder is permitted under Section 10.06(b) (and as to which any consents required thereunder have been obtained).
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, obligations contained in or required by permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed by, or imposed on, the Borrower or any Subsidiary with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
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     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, or (h) the application for a minimum funding waiver with respect to a Pension Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the FRB, as in effect from time to time.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	LIBO Rate

1.00 — Eurodollar Rate Reserve Percentage
Where,
     “LIBO Rate” means, for such Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London,
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England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Eurodollar Rate Loan” means a Term Loan that bears interest at the Eurodollar Rate.
     “Eurodollar Rate Reserve Percentage” for any Interest Period for each Eurodollar Rate Loan means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.06(k)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Indebtedness” means Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date set forth in part (a) of Schedule 5.05.
     “Facility” means, at any time, the aggregate Term Commitments or Term Loans, as applicable, of all Lenders at such time hereunder. For the purposes of this Agreement, all references to the Facility or to “principal amount” of the Facility shall include any increases in principal resulting from any PIK Interest.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
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     “Fee Letter” means the letter agreement, dated June 11, 2007 among the Borrower, the Administrative Agent and the Arranger.
     “First Lien Administrative Agent” means the “Administrative Agent” as defined in the First Lien Credit Agreement.
     “First Lien Agents” means the “Agents” as defined in the First Lien Credit Agreement.
     “First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Credit Agreement.
     “First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the date hereof between the lenders party thereto, Credit Suisse, as administrative agent and collateral agent, and Societe Generale, as syndication agent, as amended from time to time.
     “First Lien Facility” means the “First Lien Facility” as defined in the First Lien Credit Agreement.
     “First Lien Maturity Date” means the “Scheduled Maturity Date” under and as defined in the First Lien Credit Agreement.
     “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.
     “First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.
     “First Lien Term Loans” means the “Term Loans” as defined in the First Lien Credit Agreement.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “Funded Debt” of any Person means Indebtedness in respect of the Term Loans, in the case of the Borrower, and all other Indebtedness of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute
Terremark Worldwide, Inc. — Second Lien Credit Agreement

of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(i).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services primarily for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee at any time shall be deemed to be an amount then equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that, in the case of any Guarantee of the type set forth in clause (b) above, if recourse to such Person for such Indebtedness is limited to the assets subject to such Lien, then such Guarantee shall be a Guarantee hereunder solely to the extent of the lesser of (i) the amount of the Indebtedness secured by such Lien and (ii) the value of the assets subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, hazardous wastes and all other substances, wastes and materials that are regulated or defined as hazardous or toxic or as pollutants or contaminants under applicable Environmental Law.
     “Incremental Term Commitment Amendment” has the meaning specified in Section 2.11(e).
     “Incremental Term Loan” has the meaning specified in Section 2.11(a).
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including Qualified Convertible Debt);
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person on a marked-to-market basis under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other accrued expenses incurred in the ordinary course of business which (i) are not outstanding for more than 75 days after the same are billed or invoiced or 135 days after the same are created or (ii) are being contested in good faith by appropriate proceedings and as to which reserves are maintained to the extent required by GAAP);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the value of such property securing such obligations;
     (f) all Attributable Indebtedness;
     (g) all Off-Balance Sheet Liabilities;
     (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than any payment made solely with common Equity Interests or Qualified Preferred Equity Interests of such Person) in respect of (i) any Equity Interests in such Person or any other Person or (ii) any warrants, rights or options to acquire such Equity Interests, in either case valued, in the case of redeemable preferred interests, at its liquidation preference plus accrued and unpaid dividends; and
     (i) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
     “Indemnified Costs” has the meaning specified in Section 9.05(a).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
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     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Information Memorandum” means the information memorandum to be used by the Arranger in connection with the syndication of the Term Commitments and the Term Loans.
     “Initial Lenders” means Lenders that are Affiliates, funds and managed accounts of Tennenbaum, provided that, if at any time such Persons, taken together, hold less than 50% of the aggregate Loans then outstanding, “Initial Lenders” shall mean the Administrative Agent.
     “Intellectual Property Security Agreement” means an intellectual property security agreement, substantially in the form of Exhibit C to the Security Agreement, together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.
     “Intercreditor Agreement” means the Intercreditor Agreement dated the date hereof among the Collateral Agent, the First Lien Collateral Agent, the Borrower and the other Grantors party thereto.
     “Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges (including interest on Specified Convertible Debt) of the Borrower and its Subsidiaries for the period of four fiscal quarters most recently ended, to the extent payable in cash during such period.
     “Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, with the first such Interest Payment Date being the last Business Day of September 2007.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or, with the consent of all Lenders, nine or twelve months thereafter if requested by the Borrower in its Committed Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Scheduled Maturity Date.
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     “Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests or debt of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IP Rights” has the meaning specified in Section 5.17.
     “IP Security Agreement Supplement” has the meaning specified in Section 1(g)(vi) of the Security Agreement.
     “IRS” means the United States Internal Revenue Service.
     “ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.
     “Junior Credit Agreement” means a credit agreement between the Borrower and the other parties thereto that provides for loans to the Borrower that are unsecured, which credit agreement and all other documentation related thereto are approved in writing by the Initial Lenders, and as to which the following conditions are satisfied: (a) such credit agreement and related loan documents shall not be more restrictive on the Borrower and its Subsidiaries than the terms of the Loan Documents, (b) the maturity date of the loans thereunder shall not be earlier than the date that is six months after the Scheduled Maturity Date, (c) the loans thereunder shall not be subject to amortization or mandatory prepayment, and (d) the indebtedness thereunder shall be subordinated in right of payment to the Obligations of the Loan Parties under the Loan Documents on terms and conditions no less favorable to the Lenders and the other Secured Parties than the subordination provisions customarily contained in high-yield debt securities or on terms otherwise specified by the Required Lenders.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
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     “Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or charge or preference or priority over assets or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means, collectively, (a) for purposes of this Agreement and the Term Notes, if any, and any amendment, restatement, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Subsidiary Guaranty and the Collateral Documents and the definition of “Obligations”, (i) this Agreement, (ii) the Term Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) the Fee Letter, (vii) the Commitment Letter and (viii) the Perfection Certificate, and (b) for purposes of the Subsidiary Guaranty and the Collateral Documents and the definition of “Obligations”, (i) this Agreement, (ii) the Term Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) the Fee Letter, (vii) the Commitment Letter and (viii) the Perfection Certificate.
     “Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.
     “Material Adverse Effect” means (a) the occurrence of an event or condition that has had, or would reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, operations, prospects (as such prospects are then contemplated by the Borrower’s Board of Directors), condition (financial or otherwise) or operating results of the Borrower and its subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect on the value of the Collateral or the Collateral Agent’s or any Lender’s rights therein.
     “Maturity Date” means the earlier of (i) the date that is five and one-half years from the Closing Date (the “Scheduled Maturity Date”) and (ii) the date of the acceleration of the Term Loans pursuant to Section 8.02.
     “Maximum Rate” has the meaning specified in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means a mortgage, deed of trust, deed to secure debt or similar document, together with any assignment of leases and rents referred to therein, in each case in form and substance satisfactory to the Agents.
     “Mortgaged Properties” the properties listed on Schedule 5.08(c) hereto and all other real properties that are subject to a Mortgage in favor of the Collateral Agent from time to time.
     “Mortgage Policy” means an ALTA extended coverage lender’s policy of title insurance or such other form of policy as the Administrative Agent or the Initial Lenders may reasonably require, in each case from an issuer, in such amount and with such coverages and endorsements as the Administrative Agent or the Initial Lenders may reasonably require and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders.
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     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries (including any Disposition of Equity Interest in any Subsidiary of the Borrower), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket fees and expenses incurred by any Loan Party or such Subsidiary in connection with such transaction, (C) taxes reasonably estimated to be actually payable within one year of the date of the relevant transaction as a result of any gain recognized in connection therewith (provided that any such estimated taxes not actually due or payable by the end of such one-year period shall constitute Net Cash Proceeds upon the earlier of the date that such taxes are determined not to be actually payable and the end of such one-year period), and (D) reasonable reserves in accordance with GAAP for any liabilities or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchasers in respect of such Disposition undertaken by the Borrower or any of its Subsidiaries in connection with such Disposition, provided that to the extent that any such amount ceases to be so reserved, the amount thereof shall be deemed to be Net Cash Proceeds of such Disposition at such time; and
     (b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket fees and expenses, incurred by the Borrower or such Subsidiary in connection therewith.
     “New Convertible Debt” means the Borrower’s 6.625% Senior Convertible Notes that have been or are issued in exchange for the Borrower’s 9% Senior Convertible Notes.
     “Non-Recourse Debt” mean Indebtedness (a) as to which neither the Borrower nor any Subsidiary of the Borrower (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is or constitutes the lender; (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any Subsidiary of the Borrower to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any Subsidiary of the Borrower.
     “NPL” means the National Priorities List under CERCLA.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities, settlement amounts and other termination payments and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any obligation described in clause (a) that any Lender, in its sole discretion to the extent not expressly prohibited by the Loan Documents, may elect to pay or advance on behalf of such Loan Party.
     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes (including any intangible or mortgage recording taxes), charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means the aggregate outstanding principal amount of the Term Loans after giving effect to any prepayments or repayments of thereof. For purposes of this Agreement, all references to Outstanding Amount or to the “principal amount” of the Outstanding Amount shall include any increases in principal resulting from any PIK Interest.
     “Patriot Act” has the meaning set forth in Section 10.14.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Perfection Certificate” means the Perfection Certificate, dated as of July 31, 2007, executed by the Borrower and the Subsidiary Guarantors in favor of the Lenders and the Agents.
     “Permitted Acquisition” means the purchase or other acquisition by the Borrower or any of its Subsidiaries of at least eighty percent (80%) of the Equity Interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets constituting a separate going concern business unit of), any Person that, upon the consummation thereof, will be a direct or indirect Subsidiary of the Borrower (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person); provided that, with respect to each such purchase or other acquisition: (a) any such newly created or acquired Subsidiary shall be a Subsidiary Guarantor and a Loan Party and shall comply with the requirements of Section 6.12 applicable to a Domestic Subsidiary (and, if such Subsidiary shall not be a direct or indirect wholly-owned Subsidiary of the Borrower, all equityholders thereof shall have consented to the execution and delivery by such Subsidiary of the Subsidiary Guarantee and all other Loan Documents to which such Subsidiary is to be a party); (b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or lines of business not prohibited by Section 7.07 of this Agreement and shall comprise a going concern business and not a substitute for Capital Expenditures; (c) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); (d) immediately before and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10 and 7.20; (e) the board of directors of such acquired Person or its selling shareholders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition; (f) the aggregate consideration paid or payable by or on behalf of the Borrower and its Subsidiaries in connection with all such purchases and other acquisitions (including both cash and non-cash consideration and the amount of any debt assumed or acquired by the Borrower and its Subsidiaries in connection therewith but excluding consideration consisting of common stock of the Borrower) from and after the Closing Date shall not exceed the sum of (i) $20,000,000 plus (ii) the amount
Terremark Worldwide, Inc. — Second Lien Credit Agreement

of any Specified Proceeds applied to the payment of such consideration (excluding, for the avoidance of doubt, any Specified Proceeds that are applied to Capital Expenditures) plus (iii) the amount of any net proceeds received by the Borrower from any Incremental Term Loans; and (g) such Loan Party shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days (or a shorter period approved by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (a)-(g) and in Section 7.03(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
     “Permitted Encumbrances” has the meaning specified in the Mortgages.
     “Permitted Holder” means (i) Manuel D. Medina, (ii) Francis Lee, (iii) Johannes Hendrikus Hubert de Mol, (iv) Cyrte Investments GP I BV and (v) any Person Controlled by Manuel D. Medina, Francis Lee, Johannes Hendrikus Hubert de Mol and/or Cyrte Investments GP I BV.
     “Permitted Incremental Junior Capex Indebtedness” means additional loans made to the Borrower under this Agreement or a Junior Credit Agreement after the Closing Date, provided that (a) such loans shall be subject to all of the terms and provisions of this Agreement or the Junior Credit Agreement, as the case may be, (b) at the time any such loan is made, the Borrower shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10 and no Default or Event of Default shall have occurred and shall be continuing, (c) the proceeds of such loans shall be used solely to fund Approved Expansion Capital Expenditures, and (d) at the time of incurrence of such loans and the consummation of such Permitted Acquisition, the Total Leverage Ratio (on a Pro Forma Basis) does not exceed 5.25:1.00. Any such loans hereunder shall be made as Incremental Term Loans subject to the applicable provisions of Section 2.11.
     “Permitted Liens” means Liens permitted under Section 7.01 of this Agreement.
     “Permitted Refinancing Indebtedness” means Indebtedness (“Refinancing Indebtedness”) issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof or any security therefor are subordinated to the Obligations or subject to the Intercreditor Agreement, such Refinancing Indebtedness and any Guarantees thereof and security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties or are subject to the Intercreditor Agreement in the same manner, as the case may be, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such Refinancing Indebtedness and (e) such Refinancing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness. Without limitation on the foregoing, any New Convertible Debt that is issued in exchange for the Borrower’s 9% Senior Convertible Notes shall constitute Permitted Refinancing Indebtedness.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     “Person” means any natural person, corporation, limited liability company, trust (including a business trust), joint venture, association, company, partnership, Governmental Authority or other entity.
     “PIK Interest” means interest paid in the form of increasing the outstanding principal amount of the Loans as provided in Section 2.05.
     “PIK Period” means the two years following the Closing Date.
     “PIK Portion” has the meaning set forth in Section 2.05(b).
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.
     “Pledged Interests” has the meaning specified in Section 1(d)(iii) of the Security Agreement.
     “Pro Forma Basis” has the meaning specified in the definition of Consolidated EBITDA.
     “Qualified Convertible Debt” means debt of the Borrower that (a) is subordinated in right of payment to the First Lien Facility and the Facility on the terms set forth in Schedule 1.01, (b) is not convertible into cash (other than with respect to fractional shares due upon conversion) or any Equity Interests other than shares of common stock of the Borrower and (c) otherwise complies with the requirements set forth in Schedule 1.01.
     “Qualified Preferred Equity Interests” means preferred Equity Interests that (a) have no required redemption feature at any time, (b) do not require or permit the payment of dividends or other distributions in cash at any time, (c) contain no covenants of any kind or nature and (d) are not convertible into any Equity Interests other than shares of common stock of the Borrower.
     “Refinanced Indebtedness” has the meaning specified in the definition of Permitted Refinancing Indebtedness.
     “Refinancing Indebtedness” has the meaning specified in the definition of Permitted Refinancing Indebtedness.
     “Register” has the meaning specified in Section 10.06(d).
     “Related Documents” means the Borrower’s 9% Senior Convertible Notes, the Borrower’s 6.625% Senior Convertible Notes, and the Borrower’s 0.50% Senior Subordinated Convertible Notes, together with, in each case, the indentures under which the same are issued.
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     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates and the successors and assigns of each such Person.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders owed or holding at least a majority in interest of the Outstanding Amount at such time; provided, however, that the aggregate principal amount of the Term Loans outstanding and owing to any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, chief legal officer, senior vice president of finance, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Scheduled Maturity Date” has the meaning specified in the definition of Maturity Date.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Hedge Agreement” has the meaning specified in the First Lien Credit Agreement.
     “Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.
     “Secured Parties” means, collectively, the Agents, the Arranger and the Lenders.
     “Security Agreement” means a security agreement substantially in the form of Exhibit G hereto, together with each other security agreement and Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.
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     “Security Agreement Supplement” has the meaning specified in Section 24(b) of the Security Agreement.
     “Series I Preferred Stock” means the Borrower’s Series I Convertible Preferred Stock, par value $.001.
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities as the same become due and payable. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPC” has the meaning specified in Section 10.06(i).
     “Specified Convertible Debt” means, collectively, (a) the Borrower’s 6.625% Senior Convertible Notes, (b) the Borrower’s 9% Senior Convertible Notes, (c) any Qualified Convertible Debt issued after the Closing Date, and (d) the Borrower’s 0.50% Senior Subordinated Convertible Notes.
     “Specified Foreign Subsidiaries” means Terremark Asia Company, Ltd., Terremark Latin America de Argentina, S.A., Terremark Latin America de Mexico, S.A. de C.V. and Terremark (Hong Kong).
     “Specified Proceeds” means net proceeds received by the Borrower from the issuance by the Borrower after the Closing Date of common stock, Qualified Convertible Debt or Qualified Preferred Equity Interests.
     “Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement, and the financial statements and consolidation of accounts of the Borrower and its Subsidiaries shall not, for purposes of this Agreement, be consolidated with any Unrestricted Subsidiary.
     “Subsidiary Guarantors” means the Domestic Subsidiaries of the Borrower listed on Schedule II and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
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     “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
     “Surviving Indebtedness” means the Indebtedness of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the occurrence of the Closing Date and described in part (b) of Schedule 5.05 hereto.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating monetary obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Tennenbaum” means Tennenbaum Capital Partners, LLC.
     “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).
     “Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
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     “Term Commitment Increase” has the meaning specified in Section 2.11(a).
     “Term Increase Effective Date” has the meaning specified in Section 2.11(c).
     “Term Loan” has the meaning specified in Section 2.01(a). For purposes of this Agreement, all references to Term Loans or to “principal amount” of Term Loans shall include any increases in principal resulting from any PIK Interest.
     “Term Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit C hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.
     “Threshold Amount” means $5,000,000, which amount shall increase by $1,000,000 on each anniversary of the Closing Date until the Maturity Date, but in no event to exceed $10,000,000.
     “Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date (excluding Specified Convertible Debt) to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended. Solely for the purpose of determining whether any loans constitute Permitted Incremental Junior Capex Indebtedness or whether any Incremental Term Loans may be made under Section 2.11 (but not for any other purpose, including for purposes of Section 7.10(a)), for the first six fiscal quarters following the Closing Date the amount of Consolidated EBITDA used in calculating Total Leverage Ratio shall be based on the Consolidated EBITDA for the most recently ended fiscal quarter times 4.
     “Transaction” means, collectively, (a) the entering into the Loan Documents and the First Lien Loan Documents by the Loan Parties, the borrowings thereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby, (b) the repayment in full and termination of all Existing Indebtedness that is not Surviving Indebtedness and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
     “Type” means, with respect to a Term Loan, its character as a Eurodollar Rate Loan or a Base Rate Loan.
     “Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Agents, any Lender or any other Indemnitee under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on the Borrower (with a copy to the Administrative Agent) within five Business Days after the Borrower’s request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by any applicable Law or any order of any Governmental Authority); provided that the failure of any Person to make or give any such claim, notice or demand or otherwise to respond to any such request shall not be deemed to be a waiver and shall not otherwise affect any such claim for indemnification.
     “United States” and “U.S.” mean the United States of America.
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     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 6.20.
               1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Preliminary Statements, Recitals and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Preliminary Statements, Recitals and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any certification hereunder required to be given by a corporate officer shall be deemed to be made on behalf of the applicable Loan Party and not in the individual capacity of such officer.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
               1.03 Accounting Terms.
               (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
               (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
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               1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
               1.05 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Credit Suisse in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.
               1.06 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted as an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.
ARTICLE II
THE COMMITMENTS
               2.01 The Term Borrowing. Subject to the terms and conditions set forth herein, on the Closing Date each Lender severally agrees to make a loan (excluding any Incremental Term Loans made pursuant to Section 2.11) (each such loan, a “Term Loan”) to the Borrower in an amount equal to its respective Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Term Commitments, the aggregate amount of which is $100,000,000. After giving effect to the Term Loans made on the Closing Date, each Lender’s Term Commitment shall expire. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
               2.02 Term Borrowing; Conversions and Continuations of Term Loans.
               (a) The Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three Business Days prior to the requested date of the Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Term Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 2:00 p.m., four Business Days prior to the requested date of such Term Borrowing, conversion or continuation having an Interest Period other than one, two, three or six
Terremark Worldwide, Inc. — Second Lien Credit Agreement

months in duration, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m., three Business Days before the requested date of such Term Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(f) and 2.04(c), each Term Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, or a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) remittance instructions. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
               (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender in writing or by telecopier or other electronic communication of the amount of its Applicable Percentage of the Term Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender in writing or by telecopier or other electronic communication of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to an account designated by the Borrower in writing, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
               (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued upon the expiration of any applicable Interest Period or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of a Default that is not an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, unless converted to or continued as Eurodollar Rate Loans with Interest Periods of one month.
               (d) The Administrative Agent shall promptly notify the Borrower and the Lenders (in writing or by telecopier or other electronic communication) of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Credit Suisse’s prime rate used in determining the Base Rate promptly following the announcement of such change.
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               (e) After giving effect to the Term Borrowing, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six Interest Periods in effect.
               (f) The failure of any Lender to make the Term Loan to be made by it as part of any Term Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Term Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Term Borrowing.
               (g) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select Eurodollar Rate for any Term Borrowing if the obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 3.02 or 3.03.
               2.03 Prepayments.
               (a) Optional.
     (i) The Borrower may, upon notice to the Administrative Agent at any time or from time to time, so long as no First Lien Loans are outstanding under the First Lien Credit Agreement, voluntarily prepay Term Loans in whole or in part without premium or penalty, except as set forth in clause (ii) below; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day Prior to any date of prepayment of Base Rate Loans; and (B) any partial prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, the payment amount specified in such notice shall be due and payable on the date specified therein and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon (including any accrued PIK Interest), together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied pro rata to the remaining principal repayment installments thereof; provided that such prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05(a).
     (ii) No prepayment of Loans shall be permitted on or prior to the first anniversary of the Closing Date. Any prepayment of Loans pursuant to this Section 2.03(a) that is made after the first anniversary of the Closing Date shall be accompanied by a premium such that the aggregate amount of such prepayment shall equal (A) if such prepayment is made after the first anniversary but on or before the second anniversary of the Closing Date, 102% of the principal amount (as may be increased as the result of any PIK
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Interest) prepaid, (B) if such prepayment is made after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, 101% of the principal amount (as may be increased as the result of any PIK Interest) prepaid and (C) if such prepayment is made after the third anniversary of the Closing Date, no such premium shall apply; in each case, together with all accrued interest (including any accrued PIK Interest) thereon and other amounts then payable hereunder.
     (b) Mandatory.
     (i) [Intentionally omitted].
     (ii) If any Loan Party or any of its Subsidiaries Disposes of any property or assets (including proceeds from the sale of Equity Interests in any Subsidiary of the Borrower and insurance and condemnation proceeds) (other than any Disposition of any property or assets permitted by Section 7.05(b), (c), (d), (e), (f), (g), (h), (i), (j) or (k)) and the aggregate Net Cash Proceeds received by the Loan Parties and such Subsidiaries in any fiscal year exceeds $2,000,000, the Borrower shall immediately (subject to Sections 2.03(b) and 2.03(c)) prepay an aggregate principal amount (as may be increased as the result of any PIK Interest) of Term Loans equal to 100% of such Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(ii), (A) at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 240 days following receipt of such Net Cash Proceeds, a definitive agreement for the purchase of such assets with such proceeds shall have been entered into and such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.03; and (B) any amount reinvested under clause (A) shall not be included in determining the amount of any required prepayment of the Term Loans under this Section 2.03(b)(ii).
     (iii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness of the type referred to in clause (a) of the definition of “Indebtedness” (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount (as may be increased as the result of any PIK Interest) of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately (subject to Section 2.03(c)) upon receipt thereof by any Loan Party or such Subsidiary.
     (iv) Mandatory prepayments of outstanding Loans pursuant to Section 2.03(b)(ii)-(iii) shall be applied as provided in Section 2.03(c).
     (v) No mandatory prepayment of Term Loans under this Section 2.03(b) shall be required with respect to the Facility until all mandatory prepayment obligations under the First Lien Credit Agreement (and any refinancing thereof consisting of Permitted Refinancing Indebtedness) have been satisfied or waived pursuant to the terms of the First Lien Credit Agreement, and the amount of any mandatory prepayment obligation under this Section 2.03(b) shall be reduced by the amount of any mandatory prepayment required to be made pursuant to the corresponding provisions of the First Lien Credit Agreement.
     (c) Term Lender Opt-out and Application of Payments. Mandatory prepayments of outstanding Loans under Section 2.03(b) shall be allocated ratably among the Term Lenders that accept the same and applied against the principal of the Term Loans of such Lenders; provided that if no Lenders elect to decline their share of any such mandatory prepayment as provided in this Section 2.03(c), then,
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with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05(a). Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.05(b), to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). Any remaining Declined Proceeds shall be used as determined by the Borrower. The Borrower shall prepay the Loans, together with the applicable prepayment premium set forth in Section 2.03(a)(ii), as set forth in Section 2.03(b) within five Business Days after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment.
               2.04 Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Term Loans outstanding (including such principal amounts resulting from any PIK Interest) on the Maturity Date.
               2.05 Interest.
               (a) Cash Interest.
     (i) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount (as may be increased as the result of any PIK Interest) thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount (as may be increased as the result of any PIK Interest) thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (ii) If any Default or Event of Default has occurred and is continuing, at the option of the Initial Lenders, the Administrative Agent or the Required Lenders, or automatically upon the occurrence of an Event of Default under Section 8.01(f) or (g), all of the Obligations, shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (iv) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, on the Maturity Date, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
               (b) PIK Interest. Anything contained herein to the contrary notwithstanding, so long as no Event of Default has occurred and is continuing, the Borrower may elect to pay the PIK Portion of interest accrued on the Term Loans during any period within the first two years following the Closing Date by causing such PIK Portion to be capitalized and added to the principal of the Term Loans on the date when such interest would otherwise be payable in cash. Any such accrued PIK Interest shall, after
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being so capitalized, be treated as part of the principal amount of the Term Loans and shall bear interest in accordance with this Section 2.05. Any such election shall be made by the Borrower by giving written notice thereof to the Administrative Agent at least 10 Business Days prior to the applicable Interest Payment Date. Any such notice shall be irrevocable by the Borrower. All interest in excess of any such PIK Portion, all interest as to which no such notice is given by the Borrower, all interest accrued in respect of periods subsequent to the second anniversary of the Closing Date, and all interest payable when an Event of Default has occurred and is continuing, shall be paid in cash. As used herein, the term “PIK Portion” means 4.50% in the case of Eurodollar Rate Loans and 3.50% in the case of Base Rate Loans.
               2.06 Fees.
               (a) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
               (b) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Unless otherwise expressly agreed by the Agents in writing, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
               2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to Credit Suisse’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
               2.08 Evidence of Indebtedness.
               (a) The Term Loans (as may be increased as the result of any PIK Interest) made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loan and payments with respect thereto.
               (b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(b), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or
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accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
               2.09 Payments Generally; Administrative Agent’s Clawback.
               (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
               (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Term Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Term Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Term Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Federal Funds Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Term Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Term Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
               (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
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               (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Term Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
               (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.05 are several and not joint. The failure of any Lender to make any Term Loan or to fund any such participation or make payments pursuant to Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or purchase its participation or make payments pursuant to Section 9.05.
               (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
               (f) Authorization. The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender holding a Term Note, under the Term Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
               (g) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the Outstanding Amount of all Term Loans outstanding at such time.
               2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section 2.10 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this
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Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.10 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
               2.11 Increase in Term Commitments.
               (a) Request for Increase. Subject to the terms and conditions set forth herein, after the Closing Date, and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request that an increase in the Term Commitments under a new term facility (each a “Term Commitment Increase”) be made available to the Borrower; provided that (i) any such Term Commitment Increase shall be in a minimum amount of $5,000,000 or increments of $1,000,000 in excess thereof, (ii) the Scheduled Maturity Date of any such Term Commitment Increase shall be no earlier than the Scheduled Maturity Date of the Facility, (iii) the incremental term loans (each an “Incremental Term Loan”) made pursuant to a Term Commitment Increase shall be under the same terms and covenants as the other Term Loans extended hereunder, (iv) the proceeds of such Incremental Term Loans shall be used solely to fund the consideration payable by the Borrower in connection with one or more Permitted Acquisitions that are Approved Acquisitions (or, in respect of Incremental Term Loans constituting Permitted Incremental Junior Capex Indebtedness, Approved Expansion Capital Expenditures) and (v) the aggregate amount of such Incremental Term Loans, plus all previous Term Commitment Increases shall not exceed (A) $75,000,000, or (B) if at the time of incurrence of such loans and the consummation of such Permitted Acquisition, the Total Leverage Ratio (on a Pro Forma Basis) is less than 5.25:1.00, $100,000,000.
               (b) Participation in Term Commitment Increases. Any Lender may, in its sole discretion, elect, by notice to the Administrative Agent given within 15 Business Days of the date notice of the Borrower’s request for a Term Commitment Increase is provided to such Lender, to provide its Applicable Percentage of any Term Commitment Increase (calculated prior to giving effect to such Term Commitment Increase), but no Lender shall have any obligation to do so. If any Lender or Lenders elect not to participate in such Term Commitment Increase (such declined amounts, the “Declined Term Commitment Increases”), each Lender participating in such Term Commitment Increase shall be offered the right (exercisable for a period of not less than five Business Days) to provide its pro rata share of such Declined Term Commitment Increases (calculated by dividing such Lender’s Applicable Percentage by the sum of all Applicable Percentages of Lenders electing to provide such Declined Term Commitment Increases). Any remaining Declined Term Commitment Increases shall be offered to the participating Lenders in accordance with the previous sentence (but with a two Business Day exercise period) until either (A) Lenders have elected to provide all requested Term Commitment Increases, or (B) there are remaining Declined Term Commitment Increases that no Lender is willing to provide. If, after all such offers are made, there are any remaining Declined Term Commitment Increases that none of the Lenders are willing to provide, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may permit additional Eligible Assignees to provide any such remaining Declined Term Commitment Increases pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders. Any Term Commitment Increase that a Lender agrees to provide may, in such Lender’s sole discretion, be provided by an Approved Fund of such Lender.
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               (c) Effective Date and Allocations. If the Term Commitments are increased in accordance with this Section 2.11, the Administrative Agent, the Required Lenders and the Borrower shall determine the effective date (the “Term Increase Effective Date”), and the Borrower, the Administrative Agent and the Initial Lenders shall determine the final allocation of any portion of such increase to be provided by a Person that is neither a Lender nor an Approved Fund of a Lender. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Term Increase Effective Date.
               (d) Conditions to Effectiveness of Increase. The effectiveness of any Term Commitment Increase shall be subject to the following conditions precedent:
     (i) No Default or Event of Default has occurred and is continuing or would result therefrom;
     (ii) Before and after giving effect to such Term Commitment Increase, the Borrower shall be in compliance, calculated as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), with all of the financial covenants specified in Section 7.10 and 7.20 on a Pro Forma Basis after giving effect to such Term Commitment Increase;
     (iii) All reasonable fees and expenses owing to the Administrative Agent and the Lenders in connection therewith shall have been paid; and
     (iv) The Borrower shall have delivered to the Administrative Agent (A) a certificate of each Loan Party dated as of the Term Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that the conditions set forth in this Section 2.11 have been satisfied as of the Term Increase Effective Date and (B) such other customary corporate certificates, opinions of counsel and other documents as the Administrative Agent or the Initial Lenders may reasonably require.
               (e) Incremental Term Commitment Amendment. Any increase in Term Commitments pursuant to this Section 2.11 shall be effected pursuant to an amendment (an “Incremental Term Commitment Amendment”) to this Agreement, executed by the Loan Parties, the Required Lenders, the Persons providing such increased Term Commitments and the Administrative Agent. Any Incremental Term Commitment Amendment may effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Initial Lenders, to effect the provisions of this Section 2.11. On each Term Increase Effective Date, each applicable Lender, Eligible Assignee or other Person which is providing a portion of the applicable Term Commitment Increase shall become a “Lender” for all purposes of this Agreement and the other Loan Documents.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
               3.01 Taxes.
               (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making
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all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Indemnified Taxes or Other Taxes to the relevant Governmental Authority in accordance with applicable law.
               (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) in good faith paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
               (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
               (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as are reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
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     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
               (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and withholding any amounts as required under applicable Law and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent and such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent or any Lender to file its returns in a particular manner or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
               3.02 Illegality. If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Until the circumstances giving rise to such illegality shall cease to exist, all Term Loans made by such Lender thereafter shall be made as Base Rate Loans.
               3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a
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proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
               3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
               (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except any reserve requirement taken into account in determining the Eurodollar Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such reasonable additional costs incurred or reduction suffered.
               (b) Capital Requirements. If any Lender determines in its reasonable judgment that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such reasonable additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
               (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 or in Section 3.05, and specifying in reasonable detail the basis for such compensation, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
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               (d) Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be obligated to make any payment to any Lender under this Section 3.04 in respect of any Change in Law for any period more than 180 days prior to the date on which such Lender gives written notice to the Borrower of its intent to request such payment under this Section 3.04; provided, however, that if such Change in Law has retroactive effect, the Borrower shall be required to make any such payments for the period of retroactivity.
               3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Term Loan, other than a Base Rate Loan, on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations. If (a) any Lender shall request compensation under Section 3.01, (b) any Lender delivers a notice described in Section 3.02 or (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 3.04, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (i) to file any certificate or document reasonably requested in writing by the Borrower or (ii) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 3.01 or enable it to withdraw its notice pursuant to Section 3.02 or would reduce amounts payable pursuant to Section 3.04, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
     3.07 Survival. This Article III shall survive repayment of all other Obligations hereunder.
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ARTICLE IV
CONDITIONS PRECEDENT
               4.01 Conditions of Term Loans. The obligation of each Lender to make its Term Loans hereunder is subject to satisfaction, or waiver in accordance with Section 10.01, of the following conditions precedent:
     (a) The Administrative Agent shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders and in such number of copies as may be reasonably requested by the Administrative Agent:
     (i) duly executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to each Agent, each Lender and the Borrower;
     (ii) a Term Note or Term Notes duly executed by the Borrower in favor of each Lender requesting the same;
     (iii) the Security Agreement, duly executed by each Loan Party, together with:
     (A) certificates representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank,
     (B) financing statements in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (C) completed requests for information (the results of which shall be reasonably satisfactory to the Administrative Agent and the Initial Lenders), dated on or before the date of the Term Loan, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements, and
     (D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary in order to perfect and protect the liens and security interests created thereby (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements) and that all filing and recording taxes and fees (if any) have been paid;
     (iv) the Intercreditor Agreement, duly authorized by the parties thereto;
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     (v) the Intellectual Property Security Agreement, duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Intellectual Property Security Agreement has been authorized;
     (vi) such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (vii) such documents and duly executed certifications as the Administrative Agent or the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or formation and each other jurisdiction in which it conducts business, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (viii) favorable opinions of (A) Greenberg Traurig, LLP, counsel to the Loan Parties, addressed to each Agent and each Lender, in substantially the form of Exhibit I and covering such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and (B) to the extent not covered in the opinion referred to in clause (A) above, local counsel to the Loan Parties in states in which the Loan Parties are incorporated or organized, in form and substance satisfactory to the Administrative Agent and the Initial Lenders;
     (ix) a certificate of the chief executive officer, chief financial officer or a senior vice president of each Loan Party either (A) attaching copies of all governmental consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such governmental consents, licenses and approvals shall be in full force and effect, or (B) stating that no such governmental consents, licenses or approvals are so required;
     (x) a certificate signed by the chief executive officer, chief financial officer or a senior vice president of the Borrower certifying (A) that the conditions specified in Sections 4.01(b) and (c) have been satisfied and (B) that since March 31, 2007, no Material Adverse Effect has occurred;
     (xi) a certificate attesting to the Solvency of the Borrower and its Subsidiaries taken as a whole, before and after giving effect to the Transaction, from the chief executive officer, chief financial officer or a senior vice president of the Borrower, substantially in the form of Exhibit H hereto;
     (xii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Borrower for (i) each fiscal quarter ended after March 31, 2007 at least 40 days before the Closing Date and (ii) each fiscal month
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after the most recent fiscal quarter for which financial statements were received by the Administrative Agent as described in clause (i) above and ended at least 40 days before the Closing Date, in each case prepared in accordance with GAAP, and which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agent and the Initial Lenders;
     (xiii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the most recent full twelve-month period ending on the last day of the most recently completed four-fiscal quarter period, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements (A) shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent and the Initial Lenders, and (B) shall evidence that the Borrower’s pro forma Consolidated EBITDA for such twelve-month period is not less than $16,000,000;
     (xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and names the Collateral Agent as additional insured and loss payee, including an insurance broker’s letter to such effect reasonably satisfactory to the Administrative Agent and the Initial Lenders;
     (xv) certified copies of the Related Documents, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent or the Initial Lenders shall request;
     (xvi) evidence that (A) all Existing Indebtedness, other than Surviving Indebtedness, has been (or, substantially simultaneously with the closing of the First Lien Facility, shall be) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated; and (B) after giving effect to the Transaction and the other transactions contemplated hereby, the Borrower and its Subsidiaries will have outstanding no indebtedness or preferred stock other than (1) Term Loans and other extensions of credit hereunder, (2) Surviving Indebtedness, and (3) the loans and other extensions of credit under the First Lien Facility;
     (xvii) such other assurances, certificates, documents, information, consents, third party reports (including to environmental matters) or opinions as any Agent or any Lender may reasonably require;
     (xviii) the Perfection Certificate, duly executed by the Borrower and the Subsidiary Guarantors; and
     (xix) forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Initial Lenders, consisting of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the period from April 1, 2007 through March 31, 2009 and on an annual basis for the fiscal years ending March 31, 2010, March 31, 2011 and March 31, 2012; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
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     (b) The representations, warranties and certifications of or on behalf of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Term Borrowing (both before and after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     (c) No Default or Event of Default has occurred and is continuing, or would result from the Term Borrowing or from the application of the proceeds therefrom.
     (d) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof (which shall be deemed to be a representation and warranty that the conditions specified in Sections 4.01(b) and (c) have been satisfied on and as of the date of the Term Borrowing).
     (e) To the extent invoiced to the Borrower, (i) the Borrower shall have paid all accrued fees and reasonable expenses of the Agents and the Arranger (including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP) and (ii) the Borrower shall have paid all accrued fees and reasonable expenses of the initial Lenders (including the reasonable fees, disbursements and other charges of Milbank, Tweed, Hadley & McCloy LLP), on or before the Closing Date; provided that such reimbursable fees and expenses under clause (ii) shall not exceed $250,000.
     (f) All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose conditions on the Transactions or the other transactions contemplated hereby.
     (g) The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including without limitation the USA PATRIOT Act.
     (h) (i) The First Lien Facility shall have become effective and the Borrower shall have received at least $150,000,000 in gross cash proceeds from First Lien Loans on the Closing Date, and (ii) the terms and conditions of the First Lien Facility (including, but not limited to, terms and conditions relating to interest rates, fees, amortization, maturity, covenants, lien subordination, events of default and remedies) shall be satisfactory in all respects to the Administrative Agent and the Initial Lenders.
Without limiting the generality of the provisions of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
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ARTICLE V
REPRESENTATIONS AND WARRANTIES
               The Borrower represents and warrants to the Agents and the Lenders that:
               5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate, partnership or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) execute, deliver and perform its obligations under the Loan Documents and the Related Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with the requirements of (i) the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities and (ii) all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties except, in the case of this clause (ii), in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, partnership or limited liability company or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of (b) for such conflicts, breaches and violations which could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
               5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document or any Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for authorizations, approvals, actions, notices and filings that have been (or contemporaneously herewith will be) duly obtained, taken, given or made and
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are (or, upon obtaining, taking, giving or making any such authorization, approval, action, notice or filing, will be) in full force and effect and, in the case of any authorizations, approvals, actions, notices or filings by, to or with any Governmental Authority (excluding filings of financing statements under the Uniform Commercial Code, filings in the U.S. Patent and Trademark Office and filings with respect to any Mortgage), are listed on Schedule 5.03 hereto. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
               5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditor’s rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.
               5.05 Financial Statements; No Material Adverse Effect.
               (a) The Audited Financial Statements, and each of the annual financial statements delivered pursuant to Section 6.01(a), (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein.
               (b) The most recent quarterly and monthly unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year 2007 delivered to the Administrative Agent pursuant to Section 4.01(a)(xii), and the most recent quarterly unaudited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required by GAAP to be shown therein, subject, in the case of clauses (i) and (ii), to the absence of footnote disclosures and to normal year-end adjustments.
               (c) As of the Closing Date, (i) parts (a) and (b) of Schedule 5.05 set forth all Existing Indebtedness and all Surviving Indebtedness, respectively, of each Loan Party and its Subsidiaries, and (ii) part (c) of Schedule 5.05 sets forth all other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Closing Date, including liabilities for taxes and material commitments, to the extent not included in the financial statements delivered pursuant to Section 4.01(a)(xii). As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any material liabilities resulting from, or as a consequence of, the acquisition of Data Return, LLC.
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               (d) Since March 31, 2007 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
               (e) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries delivered in accordance with Section 4.01(a)(xiii), certified by the chief executive officer, chief financial officer or a senior vice president of the Borrower, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP. As of the Closing Date, the Borrower and its Subsidiaries have no liabilities (absolute or contingent) except for (i) liabilities reflected on such pro forma balance sheet and (ii) liabilities which would not reasonably be expected to have a Material Adverse Effect.
               (f) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 4.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts and at the Closing Date, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
               5.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
               5.07 No Default. Neither any Loan Party nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No (i) Default or (ii) default under or with respect to, any Contractual Obligation, has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
               5.08 Ownership of Property; Liens; Investments.
               (a) Each Loan Party and each of its Subsidiaries has good record and legal title in fee simple to, or valid leasehold interests in, all real property necessary to the conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) The property of the Borrower and its Subsidiaries is not subject to any Liens, other than Liens set forth on Schedule 5.08(b), or as otherwise permitted by Section 7.01.
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               (c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Closing Date, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner.
               (d) Set forth on Schedule 5.08(d) hereto is a complete and accurate list as of the date of this Agreement of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee or lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee as of the Closing Date, expiration date and annual basic rent (for the year 2007) thereof.
               5.09 Environmental Compliance.
               (a) Each Loan Party is, and for the past three years has been, in compliance with the requirements of existing Environmental Laws, except in such instances where the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               (b) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of such Loan Party, proposed for listing on the NPL or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed, in violation of, or that has resulted in any liability under, Environmental Law, on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material that requires any removal, abatement or encapsulation under Environmental Laws on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of in violation of Environmental Laws, or that require any investigation, assessment, remediation or remedial or response action under Environmental Laws on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries (as to formerly owned or operated property, only during such ownership or operation).
               (c) Except as otherwise may be set forth on Schedule 5.09 or as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries (as to formerly owned property, only during such ownership or operation) have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.
               5.10 Insurance. The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.
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               5.11 Taxes. Each Loan Party and its Subsidiaries have filed all Federal, state and other income tax returns and reports and all other material tax returns required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted or for which an extension has been granted and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than any such agreement among two or more Loan Parties (and no other Persons).
               5.12 Labor Matters. No Loan Party or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any of the Loan Parties’ respective Subsidiaries, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board (or any similar or comparable foreign body) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of the Loan Parties’ respective Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of the Borrower, threatened involving any Loan Party or any of the Loan Parties’ respective Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any Loan Party or any of the Loan Parties’ respective Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
               5.13 ERISA Compliance.
               (a) Each Plan sponsored by any Loan Party is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan sponsored by any Loan Party that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a determination letter issued to a prototype plan sponsor pursuant to IRS pronouncements, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would be reasonably expected to prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no Pension Plan has any material “unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).
               (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan sponsored by any Loan Party that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan sponsored by any Loan Party that has resulted or could reasonably be expected to result in a Material Adverse Effect.
               (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with
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respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor, to the knowledge of the Loan Parties, any ERISA Affiliate has engaged in a transaction with respect to a Plan that could reasonably be expected to result in a liability to a Loan Party, where, in the case of any of the events set forth in clauses (i) through (v) above, the occurrence of such events would, individually or in the aggregate, reasonably be expected to result in a liability in excess of the Threshold Amount.
               5.14 Subsidiaries; Equity Interests; Loan Parties. The Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on part (a) of Schedule 5.14 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any Equity Interests or other equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.14. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are described on part (c) of Schedule 5.14. Set forth on part (d) of Schedule 5.14 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
               5.15 Margin Regulations; Investment Company Act.
               (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
               (b) No Loan Party, nor any Person Controlling any Loan Party or any Subsidiaries of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Term Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.
               5.16 Disclosure. The Borrower has disclosed or made available to the Agents and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it
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being understood and agreed that (a) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (b) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material. On and as of the date on which the Borrower approves the Information Memorandum for use in the syndication of the Facilities, the Borrower shall be deemed to have made the representations and warranties set forth in this Section 5.16 with respect to the Information Memorandum.
               5.17 Intellectual Property; Licenses, Etc.
               Except as set forth on Schedule 5.17, with respect to Borrower IP Collateral acquired from third parties, to the knowledge of the Borrower, the Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as conducted or proposed to be conducted by them. Except as set forth on Schedule 5.17, with respect to all other Borrower IP Collateral, the Borrower and its Subsidiaries own, or possess the right to use all of the IP Rights that are reasonably necessary for the operation of their respective businesses as conducted or proposed to be conducted by them. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, the foregoing IP Rights that are owned by the Borrower and/or its Subsidiaries are without infringement, dilution or misappropriation by any other Person. Except as set forth on Schedule 5.17, to the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by the Borrower or any Subsidiary in its business as currently conducted or proposed to be conducted infringes, dilutes or misappropriates upon any valid and enforceable rights held by any other Person. No claim or litigation regarding any of the foregoing is pending against the Borrower or its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent. Neither the Borrower nor any other Loan Party has executed this Agreement or any other Loan Document, in each case, to which it is a party, or made any transfer or incurred any obligations in connection with the Transaction, with actual intent to hinder, delay or defraud either present or future creditors.
               5.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.
               5.20 Validity, Priority and Perfection of Security Interests in the Collateral. The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Secured Obligations under the Loan Documents, and when (i) financing statements and other filings in appropriate form describing the Collateral with respect to which a security interest may be perfected by filing or recordation are filed or recorded with the appropriate Governmental Authority and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral to the extent such security interests can be perfected by such filing, recordation, possession or control with the priority required by the Loan Documents The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
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               5.21 Senior Indebtedness. The Obligations constitute “senior debt” and “sole designated senior debt” under any subordinated debt of any of the Loan Parties.
               5.22 Activities of Certain Subsidiaries. None of the Specified Foreign Subsidiaries is engaged in any business or business activity other than the activities related to its existence. None of the Specified Foreign Subsidiaries has any assets, liabilities or obligations (other than the liabilities imposed by law, including Taxes and other liabilities related to its existence).
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) remains unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
               6.01 Financial Statements. Deliver to the Administrative Agent, which shall distribute to each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended March 31, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that the parties hereto acknowledge that, as of the Closing Date, KPMG LLP is acceptable to the Lenders;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer or a senior vice president of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to year-end adjustments and the absence of footnote disclosures; and
     (c) no later than 30 days after the end of each fiscal year (commencing with the fiscal year ended March 31, 2008), forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Initial Lenders, of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year; it being understood and agreed that (A) any financial or business projections furnished by the Borrower are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower, (B) no assurance is given by the Borrower that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
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               6.02 Certificates; Other Information. Deliver to the Administrative Agent (for delivery to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.10 of this Agreement or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer or a senior vice president of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.10, a statement of reconciliation conforming such financial statements to GAAP;
     (c) promptly after any written request by the Administrative Agent or any Lender, copies of any detailed final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of indebtedness or debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
     (f) within 30 days after the end of each fiscal year (commencing with the fiscal year ended March 31, 2008), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
     (g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;
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     (h) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of all written notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture or loan or credit or similar agreement, in respect of Indebtedness having an aggregate principal amount in excess of the Threshold Amount, or any First Lien Loan Document, in each case regarding or related to any breach or default by any party thereto, and from time to time upon reasonable request by the Administrative Agent or the Initial Lenders, such other information and reports regarding any Indebtedness in excess of the Threshold Amount as the Administrative Agent or the Initial Lenders may reasonably request;
     (i) promptly after the assertion or occurrence thereof, notice of any assertion of Environmental Liability against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;
     (j) not less frequently than annually, a report supplementing Schedules 5.08(c), 5.08(d) and 5.14 hereto, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction and state and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof and, in the case of owned real property, the purchase price thereof) of all real property acquired or leased during such fiscal year (in the case of leases, exceeding $500,000 in annual rent) and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete;
     (k) promptly after the receipt thereof, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) of which the Borrower is a member aggregating $1,000,000 or more;
     (l) from time to time, upon the reasonable request of the Administrative Agent or the Initial Lenders, but in no event more often than once in any fiscal year (unless an Event of Default shall have occurred and be continuing, in which case as often as reasonably requested by the Administrative Agent or the Initial Lenders), participation by senior management of the Borrower in conference calls with Lenders to discuss the Borrower’s financial results;
     (m) promptly, such additional information regarding the business, financial, legal or corporate affairs (including any information required under the Patriot Act) of any Loan Party or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;
     (n) within ten days after the Borrower, its Subsidiaries or any “ERISA Affiliate” knows or has reason to know that any “ERISA Event” has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;
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     (o) within two Business Days after receipt thereof by the Borrower, its Subsidiaries or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (p) within thirty days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan; and
     (q) within five business days after receipt thereof by the Borrower, its Subsidiaries or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of “Withdrawal Liability” by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii).
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which Borrower delivers such documents by electronic mail to the Administrative Agent or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent and including, to the extent applicable, any such website maintained by the Securities and Exchange Commission or other access to the Securities and Exchange Commission’s Electronic Data-Gathering, Analysis, and Retrieval (EDGAR) system); provided that: (i) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
               6.03 Notices. Notify the Administrative Agent (on behalf of the Lenders):
     (a) promptly, and in any event, within two Business Days, of the occurrence of any Default;
     (b) promptly, and in any event, within two Business Days, of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
     (c) promptly, and in any event, within ten Business Days, of the occurrence of any ERISA Event;
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     (d) of (i) the institution of, or to the extent that any Responsible Officer of the Borrower or any of its Subsidiaries has knowledge of, non-frivolous threat of, any actions, suits, proceedings, claims, disputes or investigations not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any such action, suit, proceeding, claim, dispute or investigation that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to result in a liability in excess of the Threshold Amount, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;
     (e) of any material change in accounting policies or financial reporting practices by any Loan Party or any of its Subsidiaries; and
     (f) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory repayment pursuant to Section 2.03(b)(ii) or would be required to make a mandatory repayment pursuant to Section 2.03(b)(ii) but for the application of the first proviso therein, (ii) occurrence of any sale of Equity Interests for which the Borrower is required to make a mandatory repayment pursuant to Section 2.03(b)(ii), and (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory repayment pursuant to Section 2.03(b)(iii).
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
               6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (after the expiration of any applicable cure period), all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such obligation that is being contested in good faith and (where appropriate) by proper proceedings and as to which appropriate reserves are being maintained; and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
               6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its owned and issued registered patents, trademarks, trade names and service marks, the non-preservation or renewal of which would reasonably be expected to have a Material Adverse Effect.
               6.06 Maintenance of Properties. Maintain, preserve, protect and repair all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
               6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business (including (a) commercial property insurance providing coverage for any direct and indirect losses related to business personal property in a minimum total amount of $77,850,000, and with a minimum of
Terremark Worldwide, Inc. — Second Lien Credit Agreement

$60,000,000 allocated to the Borrower’s property located at 50 NE 9th Street, Miami, FL 33132 and (b) commercial property insurance providing coverage for any direct and indirect losses related to building coverage, in a minimum amount of $78,750,000 allocated to the Borrower’s property located at 50 NE 9th Street, Miami, FL 33132) against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of any material modification, termination, lapse or cancellation of such insurance. Each such policy of insurance shall name the Administrative Agent as the loss payee (or, in the case of liability insurance, an additional insured) thereunder for the ratable benefit of the Secured Parties, and shall (except in the case of liability insurance) name the Administrative Agent as the “mortgagee” under a so-called “New York” long form non-contributory endorsement or other form satisfactory to the Administrative Agent. In addition to the foregoing, if in each case, any portion of a Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Borrower shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
               6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws applicable to it or its business or property and all orders, writs, injunctions and decrees binding on it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
               6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of the financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
               6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (at which an authorized representative of the Borrower shall be entitled to be present), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and so long as no Event of Default has occurred and is continuing, no more frequently than once per fiscal year, upon reasonable advance notice to the Borrower; provided, however, that (a) unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the expense of any such inspections other than (i) one inspection per year by the Administrative Agent and (ii) one inspection per year by designees of the Initial Lenders, and (b) when an Event of Default exists any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
               6.11 Use of Proceeds. The proceeds of the Facility will be used by the Borrower, together with the proceeds of the First Lien Loans and cash of the Borrower, (a) on the Closing Date, to refinance the Existing Indebtedness and to pay Transaction Costs, and (b) after the Closing Date, to fund expansion plans and for capital expenditures, Permitted Acquisitions and other general working capital purposes.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               6.12 Covenant to Guarantee Obligations and Give Security. Upon (a) the request of the Administrative Agent or the Initial Lenders following the occurrence and during the continuance of a Default, (b) the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party or any of its Subsidiaries or (c) the acquisition of any property by any Loan Party or any of its Subsidiaries that is not already subject to a perfected second priority security interest (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations and Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary (A) that is neither a CFC nor a Subsidiary that is held directly or indirectly by a CFC (a “Domestic Subsidiary”), or (B) that is a CFC or held directly or indirectly by a CFC, to the extent no adverse tax consequences to the Borrower would result therefrom or to the extent such Subsidiary or any Equity Interests therein are acquired as a part of a Permitted Acquisition, within 15 Business Days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents and a joinder agreement, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such Subsidiary shall become a party to the Intercreditor Agreement;
     (ii) within 15 Business Days after such request, formation or acquisition, furnish to the Administrative Agent and the Initial Lenders a description of the material real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent and the Initial Lenders;
     (iii) within 30 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and other instruments of the type specified in Section 4.01(a)(iii), in form and substance consistent with the Collateral Documents delivered on the Closing Date and reasonably satisfactory to the Collateral Agent (including delivery of all Pledged Interests in and of such Subsidiary), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on the Equity Interests of such Subsidiary and in its assets; provided that, except in the case the Borrower elects otherwise pursuant to Section 6.12 within the context of any such acquisition that constitutes a Permitted Acquisition, (A) the voting Equity Interests of any Subsidiary of a Loan Party held directly or indirectly by a CFC shall not be pledged, and (B) if such new property is voting Equity Interests in a CFC or assets of a CFC and to the extent the pledge of greater than 66% of such voting Equity Interests or a pledge, Lien or security interest in such assets would result in adverse tax consequences to the Borrower, only 66% of such voting Equity Interests shall be pledged in favor of the Secured Parties and no pledge, Lien or security interest shall be granted in such assets in favor of the Secured Parties;
     (iv) within 30 (or, in the case of the matters described in clauses (A) through (H) below, 60) days after such request, formation or acquisition, take, and cause such Subsidiary or such parent to take (other than, except in the case the Borrower elects otherwise pursuant to Section 6.12 within the context of any such acquisition that constitutes a Permitted Acquisition, any Subsidiary of a Loan Party that is a CFC or whose direct or indirect parent is a CFC),
Terremark Worldwide, Inc. — Second Lien Credit Agreement

whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent or the Initial Lenders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against third parties in accordance with their terms, including, if such property consists of (x) owned real property with a value in excess of $1,000,000, or (y) leasehold interest in any real property having annual Rents (as such term is defined in Exhibit J hereof) of at least $1,000,000, the following:
     (A) Mortgages, substantially in the form of Exhibit J hereto (with such changes as may be reasonably satisfactory to the Collateral Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Collateral Agent,
     (B) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent or the Initial Lenders may reasonably deem necessary or reasonably desirable in order to create a valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Lien on the property (subject to Liens permitted under the Loan Documents) described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,
     (C) fully paid Mortgage Policies in respect to the owned real property subject to the Mortgages in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Administrative Agent and the Initial Lenders, issued by title insurers reasonably acceptable to the Administrative Agent and the Initial Lenders, insuring the Mortgages to be valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent and the Initial Lenders may deem necessary or reasonably desirable,
     (D) to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the day of delivery of the applicable Mortgage, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent and the Initial Lenders by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent and the Initial Lenders, showing all buildings and other improvements, the location of any easements noted in the Mortgage Policies, parking spaces, rights of way, building set-back lines and other dimensional regulations (each to the extent plottable) and the absence of encroachments, either by such improvements to
Terremark Worldwide, Inc. — Second Lien Credit Agreement

or on such property, and other defects, which cannot otherwise be insured over in the Mortgage Policies, other than encroachments and other defects reasonably acceptable to the Administrative Agent and the Initial Lenders,
     (E) evidence of the insurance required by the terms of this Agreement with respect to the properties covered by the Mortgage,
     (F) favorable opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in substantially the form of Exhibit I-2 hereto, and otherwise in form and substance satisfactory to the Administrative Agent and the Initial Lenders (including that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents),
     (G) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent or the Initial Lenders may reasonably deem necessary, and evidence that all other actions reasonably requested by the Administrative Agent or the Initial Lenders that are necessary in order to create valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described in the Mortgage has been taken, and
     (H) upon the reasonable request of the Administrative Agent or the Initial Lenders, environmental and other reports with respect to the Mortgaged Property, in form and substance and from professional firms reasonably acceptable to the Administrative Agent or the Initial Lenders;
     (v) within 60 days after such request, formation or acquisition, deliver to the Administrative Agent and the Initial Lenders, upon the reasonable request of the Administrative Agent or the Initial Lenders, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent and the Initial Lenders as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent or the Initial Lenders may reasonably request;
     (vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Administrative Agent or the Initial Lenders, to the Collateral Agent with respect to each parcel of real property owned or leased by the entity that is the subject of such request (not to include, except in the case the Borrower elects otherwise pursuant to Section 6.12 within the context of any such acquisition that constitutes a Permitted Acquisition, any Subsidiary of a Loan Party that is a CFC or a Subsidiary of a Loan Party that is held directly or indirectly by a CFC to the extent adverse tax consequences to the Borrower would result therefrom), formation or acquisition title insurance, land surveys and environmental assessment reports, and such other reports as the Administrative Agent or the Initial Lenders may reasonably request, each in scope, form and substance reasonably satisfactory to the Collateral Agent;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (vii) upon the occurrence and during the continuance of an Event of Default, with respect to any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time upon the Administrative Agent’s or the Initial Lenders’ request, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Initial Lenders may reasonably deem necessary in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) lien on and security interest in such dividends;
     (viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Initial Lenders may reasonably deem necessary in perfecting and preserving the Liens of such mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements; and
     (ix) Notwithstanding anything to the contrary in this Section 6.12, with respect to any leasehold interest in any real property required to be encumbered with a second priority Mortgage pursuant to paragraph (iv) of this Section 6.12, (A) the Borrower shall use commercially reasonable efforts to obtain (y) (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Collateral Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (z) any lessor consent or approval of such Mortgage as may be required pursuant to the terms of the applicable lease with respect to such leasehold interest, and (B) if the Borrower shall fail to obtain the documents referred to in clauses (y) or (z) above with respect to any such leasehold interest, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to comply with paragraph (iv) of this Section 6.12 with respect to the applicable leasehold interest. As used in this Section 6.12(ix), “commercially reasonable efforts” shall require the Borrower to commence the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Borrower commence litigation or expend any sums of money except such sums as may be required to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees in connection with such review). The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the items referenced in this Section 6.12(ix).
               6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to materially comply with all Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               6.14 Preparation of Environmental Reports. (a) Within sixty (60) days of the date hereof, the Loan Parties shall deliver to the Administrative Agent American Society for Testing and Materials compliant 1527-05 Phase I environmental site assessment reports, dated January 2007 or later, with respect to each of the Mortgaged Properties and (b) if at any time the Required Lenders reasonably believe that the Borrower has materially breached any provision of this Agreement relating to environmental matters, at the written request of the Required Lenders, which shall specify in reasonable detail the basis for such request, provide to the Lenders promptly after such request, at the expense of the Borrower, an environmental site assessment report or other appropriate report for any properties described in such request (it being understood that such request shall relate to such properties that are relevant to such material breach or material loss), prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and the Initial Lenders, indicating the presence or absence of such breach and the estimated cost of any compliance, removal or remedial action in connection with curing such breach; without limiting the generality of the foregoing, if the Initial Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Initial Lenders may, 30 days after written notice to the Borrower of such determination, retain an environmental consulting firm to prepare such report at the reasonable expense of the Borrower, and the Borrower hereby agrees to provide and cause any Subsidiary that owns any property described in such request to reasonable access to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
               6.15 Further Assurances. Promptly upon the reasonable request by any Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments (including terminating any unauthorized financing statements) as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests now or hereafter intended to be covered by any of the Collateral Documents to the Liens of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights and Liens granted or now or hereafter intended or purported to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
               6.16 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
               6.17 [Intentionally omitted].
               6.18 Interest Rate Hedging. Prior to the 180th day after the Closing Date (or such later date as may be specified by the Initial Lenders from time to time in their sole discretion), enter into, and maintain at all times thereafter, Secured Hedge Agreements reasonably satisfactory to the Administrative Agent and the Initial Lenders, such consent not to be unreasonably withheld or delayed, covering a notional amount of not less than 50% of the sum of the principal amount of the First Lien Term Loans outstanding as of the Closing Date for a period not less than 2 years.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               6.19 Post-Closing Covenants. Within 60 days after the Closing Date (or such later date as the Initial Lenders may specify in their sole discretion), (i) execute and deliver or cause to be executed and delivered to the Collateral Agent, Mortgages covering the properties listed on Schedule 6.19 hereto, duly executed by the appropriate Loan Party, together with all instruments, documents and other agreements and evidence of the types referenced in clauses (A) through (H) of Section 6.12(iv) with respect to the applicable Mortgage and Mortgaged property, (ii) pledge to the Collateral Agent, pursuant to pledge agreements and other appropriate documents (including a separate guaranty if required) in form and substance reasonably satisfactory to the Collateral Agent, all of the equity interests of each foreign Subsidiary of the Borrower, to the extent owned by the Borrower or any Subsidiary of the Borrower, other than the Specified Foreign Subsidiaries and, in connection therewith, execute and deliver or cause to be executed and delivered to the Collateral Agent and the Initial Lenders, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Initial Lenders, such opinions, corporate certificates and other documents as the Collateral Agent or the Initial Lenders may reasonably require in connection therewith, (iii) such opinions of counsel, certificates and other corporate documents as may be required by the Initial Lenders with respect to the execution of the Subsidiary Guaranty or any other guaranty of the Obligations by any foreign Subsidiary of the Borrower, in each case in form and substance reasonably satisfactory to the Initial Lenders and (iv) deliver or cause to be delivered to the First Lien Collateral Agent, the promissory note dated July 6, 2007, made by Network Access Point del Caribe, S.A. in favor of the Borrower with an outstanding principal amount of $200,000; and
               (b) Within 15 days after the Closing Date (or such later date as may be consented to by the Required Lenders (which consent may not be unreasonably withheld)), execute and deliver or cause to be executed and delivered to the Collateral Agent account control agreements with respect to all deposit accounts of the Loan Parties to the extent required by the Security Agreement.
               6.20 Designation of Unrestricted Subsidiaries. The board of directors of the Borrower may at any time, upon notice to the Administrative Agent, designate any Subsidiary formed or acquired after the Closing Date as an Unrestricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance with Section 7.10 on a Pro Forma Basis, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness, (d) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (e) except in the case of Subsidiaries acquired in connection with Permitted Acquisitions in which the consideration paid therefor consisted solely of either Specified Proceeds or shares of the Borrower’s common stock, the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in an Unrestricted Subsidiary at the date of designation in an amount equal to the net book value of the Borrower’s investment therein and such Investment shall otherwise be permitted by Section 7.03(n), and (f) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying, to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (e) and setting forth in reasonable detail the calculations demonstrating satisfaction of the covenants referred to in clause (b). Notwithstanding the foregoing, a Subsidiary may only be designated as an Unrestricted Subsidiary as set forth above if such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) except as permitted by Section 7.08, is not party to any agreement, contract, arrangement or understanding with the
Terremark Worldwide, Inc. — Second Lien Credit Agreement

Borrower or any Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or any Subsidiary of the Borrower than those that might be obtained at the time from Persons who are not Affiliates of Borrower; (iii) is a Person with respect to which neither Borrower nor any Subsidiary of the Borrower has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any Subsidiary of the Borrower.
If and for so long as any Unrestricted Subsidiary shall exist, the Borrower shall comply and cause each of its Unrestricted Subsidiaries to comply with the following to the extent applicable to it:
     (a) to the extent that any Unrestricted Subsidiary has cash, such Unrestricted Subsidiary will maintain its own deposit account or accounts, separate from those of any Loan Party or Restricted Subsidiary, with commercial banking institutions and ensure that its funds will not be commingled with the funds of any Loan Party or Restricted Subsidiary and vice versa;
     (b) each Unrestricted Subsidiary will maintain a separate address from the address of any Loan Party or Restricted Subsidiary and vice versa, or to the extent any Unrestricted Subsidiary has offices in the same location as any Loan Party or Restricted Subsidiary, maintain a fair and appropriate allocation of overhead costs among them, with each such entity bearing its fair share of such expense;
     (c) each Unrestricted Subsidiary will conduct its affairs strictly in accordance with its organization documents and observe all applicable corporate formalities, including holding board meetings, keeping separate minutes of its meetings, adopting appropriate resolutions, and maintaining accurate and separate books, records and accounts;
     (d) each Unrestricted Subsidiary will refrain from assuming or guaranteeing any of the liabilities or pledging any of its assets for the benefit of any Loan Party or Restricted Subsidiary and each Loan Party and Restricted Subsidiary will refrain from holding out its credit as being available to satisfy the obligations of any Unrestricted Subsidiary;
     (e) each Unrestricted Subsidiary will issue separate financial statements prepared not less frequently than quarterly and prepared in accordance with GAAP (except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements);
     (f) each Unrestricted Subsidiary will refrain from using the stationery of any Loan Party or Restricted Subsidiary but instead effecting all written communications in its own name and vice versa; and
     (g) each Unrestricted Subsidiary will conduct all its business in its own name and avoid the appearance that it is conducting business on behalf of any Loan Party or any Restricted Subsidiary and vice versa.
An Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary, provided that any such designation shall be treated as an acquisition of Equity Interests in a Person that is not a Subsidiary and shall be subject to all of the conditions and provisions hereof applicable thereto, including, without limitation, Section 7.03(i).
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               6.21 Collateral Access Agreements. The Borrower shall use commercially reasonable efforts to obtain collateral access agreements, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders, for those real property leases listed on Schedule 5.08(d) that the Borrower, the Initial Lenders and the Administrative Agent mutually and reasonably identify within 15 days after the Closing Date following consideration of the value of the equipment and other personal property located at each such leased real property, in each case executed by the lessor under the applicable real property lease. Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the collateral access agreement with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Administrative Agent the same and the condition set forth in this Section 6.21 with respect thereto shall be deemed to be satisfied by the Borrower. The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonably efforts undertaken to obtain the collateral access agreements referenced in this Section 6.21.
               6.22 Covenant of Certain Subsidiaries. If at any time after the Closing Date any of the Specified Foreign Subsidiaries (i) engages in any business or business activity other than the activities related to its existence or (ii) owns or acquires any assets or incurs any liabilities or obligations (other than the liabilities imposed by law, including Taxes and other liabilities related to its existence) or issues any capital stock other than to the Borrower or any of its wholly-owned Subsidiaries that is a Subsidiary Guarantor, the Borrower shall comply, and shall cause such foreign Subsidiary to comply, with the requirements of Section 6.12 as if such foreign Subsidiary were a Domestic Subsidiary.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Term Commitment hereunder or any Term Loan or other Obligation hereunder (other than Unaccrued Indemnity Claims) shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
               7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction any financing statement authorized by the Borrower or any of its Subsidiaries that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement or other document or instrument authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Part I of Schedule 5.08(b) and any renewals, amendments, supplements, modifications, restatements, refinancings or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured thereby is not increased (excluding the amount of any premium paid in respect of such extension, renewal or refinancing and the amount of reasonable expenses incurred by the Loan Parties in connection therewith), (iii) none of the Loan Parties or their Subsidiaries shall become a new direct or contingent obligor and (iv) any such renewal, amendment, supplement, modification, restatement or extension of the obligations secured or benefited thereby is permitted by Section 7.02;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (c) Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (including in connection with construction projects involving real property of the Borrower or its Subsidiaries) with respect to sums which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), tenders, statutory obligations, surety bonds, stay, customs and appeal bonds, government contracts, performance bonds, return of money bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, covenants, reservations, restrictions (including zoning restrictions), licenses, encroachments, protrusions, building codes, minor defects or irregularities in title and other similar encumbrances affecting real property that were not incurred in connection with and do not secure debt and would be disclosed in an accurate survey, which either exist as of the Closing Date or, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing Indebtedness permitted under Section 7.02(c)(v); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases, and (iv) such Liens have been created within 120 days after the acquisition of such property;
     (i) Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary of the Borrower or any Subsidiary Guarantor; provided that any such Lien was not created in contemplation of such merger, consolidation or investment and does not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;
     (j) Liens created under the First Lien Loan Documents securing obligations under the First Lien Loan Documents;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (k) (i) customary banker’s liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries, including those granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; and (ii) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;
     (l) any interest or title of a licensor, sub licensor, lessor or sublessor with respect to any assets under any license or lease agreement to the Borrower or any of its Subsidiaries entered into in the ordinary course of business;
     (m) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same (i) do not in any material respect interfere with the business of the Borrower or its Subsidiaries or materially detract from the value of the relative assets of the Borrower or its Subsidiaries and (ii) are subject and subordinate to any Lien on such assets pursuant to the Collateral Documents;
     (n) Liens which arise under Article 4 of the Uniform Commercial Code in any applicable jurisdictions on items in collection and documents and proceeds related thereto;
     (o) precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrower or its Subsidiaries in the ordinary course of business;
     (p) Liens on any property or assets (other than any Equity Interests in any Person) existing at the time such property or assets is or are purchased or otherwise acquired by the Borrower or any of its Subsidiaries; provided that any such Lien was not created in contemplation of such purchase or acquisition and does not extend to any assets other than the assets so acquired by the Borrower or such Subsidiary; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;
     (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (r) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservations or retentions of title arising in the ordinary course of business and in any case not securing Indebtedness;
     (s) Liens consisting of contractual obligations of any Loan Party to sell or otherwise dispose of assets (provided that such sale or disposition is permitted hereunder);
     (t) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which (i) the Borrower or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and (ii) there shall exist an effective stay of execution and enforcement pending such appeal or proceedings;
     (u) Liens on unearned insurance premiums to secure Indebtedness to finance the payment thereof incurred pursuant to Section 7.02(c)(ix);
     (v) licenses permitted under Section 7.05(g); and
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (w) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $2,500,000; provided that no such Lien (i) shall encumber any of the Equity Interests in the Borrower or any Subsidiary of the Borrower or (ii) may be granted when any Default shall have occurred and be continuing.
               7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) in the case of the Borrower:
     (i) Indebtedness owed to a wholly-owned Subsidiary Guarantor, which Indebtedness shall (A) constitute Pledged Debt, (B) be on terms (including subordination terms) acceptable to the Administrative Agent and the Initial Lenders and (C) if greater than $1,500,000 be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;
     (ii) Indebtedness under the First Lien Credit Agreement; provided that the aggregate principal amount of loans outstanding thereunder at any time shall not exceed $150,000,000 minus the aggregate principal amount of prepayments of such loans after the Closing Date;
     (iii) any Permitted Incremental Junior Capex Indebtedness, and Indebtedness under any Junior Credit Agreement that constitutes Permitted Incremental Junior Capex Indebtedness, and any Permitted Refinancing Indebtedness in respect of any thereof; and
     (iv) Specified Convertible Debt;
     (b) in the case of any Subsidiary, (i) Indebtedness owed to the Borrower or to a wholly-owned Subsidiary Guarantor; provided that (A) such Indebtedness (1) shall constitute Pledged Debt and (2) if greater than $1,000,000, shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Initial Lenders and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement and (B) in the case of any such Indebtedness of a Subsidiary, if any, that is not a Loan Party, or that is a Subsidiary Guarantor that is not wholly-owned, such Indebtedness shall be (1) on terms reasonably acceptable to the Administrative Agent and the Initial Lenders and (2) in an aggregate amount for all such Subsidiaries not to exceed $2,000,000 at any time outstanding and (ii) Guarantees of the “Obligations” as defined in the First Lien Credit Agreement (only to the extent the Indebtedness under the First Lien Credit Agreement is permitted under Section 7.02(a)(ii)) and any guarantees under the documentation related to any Junior Credit Agreement that constitutes Permitted Incremental Junior Capex Indebtedness (but only to the extent that such Subsidiary shall have Guaranteed the Obligations as defined herein); and
     (c) in the case of the Borrower and the Subsidiary Guarantors, without duplication:
     (i) Indebtedness under the Loan Documents;
     (ii) Indebtedness in respect of Swap Contracts not for speculative purposes, incurred in the ordinary course of business and consistent with prudent business practice;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (iii) Surviving Indebtedness outstanding on the date hereof and listed on part (b) of Schedule 5.05 and Permitted Refinancing Indebtedness in respect of such Surviving Indebtedness;
     (iv) Guarantees of the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of the wholly-owned Subsidiary Guarantors;
     (v) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h) and Indebtedness of any Person that becomes a Subsidiary Guarantor after the date hereof in accordance with the terms of Section 7.03(i) which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000;
     (vi) [Intentionally omitted];
     (vii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees (or their estates, spouses or former spouses) of the Borrower or any Subsidiary Guarantor issued to purchase or redeem capital stock of the Borrower permitted by Section 7.06; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000;
     (viii) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business and not in excess of $5,000,000 in the aggregate at any time outstanding, provided that any obligations arising in respect of overdraft protections shall be extinguished within five Business Days;
     (ix) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and
     (x) letters of credit to support workers compensation obligations, bankers acceptances, performance bonds, surety bonds and performance guarantees of the Borrower or any Subsidiary Guarantor, in each case, in the ordinary course of business consistent with past practice, not to exceed $5,000,000 in the aggregate at any time outstanding;
     (xi) unsecured Indebtedness (except as may be secured to the extent set forth in Section 7.01(w)) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, incurred at a time when no Default has occurred and is continuing.
     (d) For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) of the immediately preceding paragraph (c), the Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 7.02 and will only be required to include the amount and type of such Indebtedness in one of such clauses. Accrual of interest, accretion of accreted value and the payment of interest through the issuance of shares of the Borrower’s common stock paid-in-kind shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.02.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               7.03 Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;
     (b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) (i) Investments of the Borrower in any wholly-owned Subsidiary Guarantor and Investments of any wholly-owned Subsidiary in the Borrower or in another wholly-owned Subsidiary Guarantor and (ii) additional common equity Investments by the Borrower in any wholly-owned Subsidiary Guarantor or by a wholly-owned Subsidiary Guarantor in any other wholly-owned Subsidiary Guarantor;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof in connection with the settlement of delinquent accounts in the ordinary course of business or from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.02;
     (f) Investments existing on the date hereof and set forth on Schedule 7.03(f);
     (g) Investments by the Borrower or any Subsidiary in Swap Contracts permitted under Section 7.02(c)(ii);
     (h) Investments consisting of intercompany debt permitted under Section 7.02(a)(i) or 7.02(b) or constituting Capital Expenditures permitted under Section 7.11;
     (i) Permitted Acquisitions of Persons that, upon the consummation thereof, will be at least 80% directly or indirectly owned by the Borrower (including, without limitation, as a result of a merger or consolidation);
     (j) prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;
     (k) promissory notes or other obligations of officers or other employees of such Loan Party or such Subsidiary acquired in the ordinary course of business in connection with such officers’ or employees’ acquisition of Equity Interests in such Loan Party or such Subsidiary (to the extent such acquisition is permitted under this Agreement), so long as no cash is advanced by the Borrower or any of its Subsidiaries in connection with such Investment;
     (l) pledges and deposits permitted under Section 7.01 and endorsements for collection or deposit in the ordinary course of business to the extent permitted under Section 7.02(c)(viii);
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (m) Investments in joint ventures and in Subsidiaries that are not wholly-owned Subsidiaries not exceeding $5,000,000 in the aggregate that are made at a time when no Default has occurred and is continuing;
     (n) other Investments (including those of the types described in clauses (a) through (m) above) not exceeding $5,000,000 in the aggregate that are made at a time when no Default has occurred and is continuing;
     (o) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted hereunder;
     (p) Investments constituting (i) accounts receivable arising or acquired, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
     (q) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and
     (r) so long as no Default shall have occurred and be continuing or shall exist after giving effect thereto, additional Investments in Terremark Latin America (Brasil) Ltda., Dedigate, N.V., NAP de las Americas Madrid S.A., Terremark West Africa Canary Islands, S.L.U., Data Return Ltd. and any future wholly-owned Subsidiary of the Borrower that is a CFC, provided that the Borrower has complied with Section 6.12 with respect to such Person and its direct and indirect shareholders to the same extent as though each such Person were a Domestic Subsidiary and not a CFC, and, anything contained herein to the contrary notwithstanding, each such Person shall thereafter be deemed to be a Domestic Subsidiary and not a CFC for all purposes of this Agreement; provided further that the aggregate amount of all such Investments at any one time outstanding shall not exceed $20,000,000.
               7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a wholly-owned Subsidiary Guarantor;
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a wholly-owned Subsidiary; provided that a Subsidiary Guarantor may make such Disposal only to the Borrower or a wholly-owned Subsidiary Guarantor;
     (c) any Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to the Borrower or another Subsidiary;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (d) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it to the extent the transaction constitutes a Disposition permitted pursuant to Section 7.05 hereof; and
     (e) in connection with any acquisition permitted under Section 7.03, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary and the Person surviving any such merger involving a Subsidiary Guarantor shall be a Subsidiary Guarantor;
provided, however, that in each case, immediately after giving effect thereto, no Default shall have occurred and be continuing.
               7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property or property no longer used in the business of the Borrower or its Subsidiaries, whether now or hereafter owned or leased, in the ordinary course of business of such Loan Party;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary Guarantor or by the Borrower to a wholly-owned Subsidiary Guarantor, including upon liquidation of the entity effecting such Disposition;
     (e) Dispositions permitted by Section 7.04 (disregarding subsection (d) thereof);
     (f) cancellations of any intercompany Indebtedness among the Loan Parties (other than Indebtedness of a non-wholly-owned Subsidiary owed to another Loan Party);
     (g) the licensing of intellectual property to third Persons on customary terms in the ordinary course of business;
     (h) the sale, lease, sub-lease, license, sub-license or consignment of personal or real property of the Borrower or its Subsidiaries in the ordinary course of business and leases or subleases of real property permitted by clause (a) for which rentals are paid on a periodic basis over the term thereof;
     (i) the settlement or write-off of accounts receivable or sale, discount or compromise of overdue accounts receivable for collection in the ordinary course of business consistent with past practice;
     (j) the sale, exchange or other disposition of cash and Cash Equivalents in the ordinary course of business;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (k) to the extent required by applicable law, the sale or other disposition of a nominal amount of Equity Interests in any Subsidiary on terms reasonably acceptable to the Administrative Agent and the Initial Lenders in order to qualify members of the board of directors or equivalent governing body of such Subsidiary;
     (l) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary in cash, (ii) the Net Cash Proceeds from any such Disposition shall be applied in accordance with the provisions of the First Lien Credit Agreement and this Agreement, (iii) at the time of such Disposition, no Default shall exist or would result from such Disposition and (iv) the aggregate book value of all property Disposed of in reliance on this clause (l) shall not exceed $2,000,000 in any fiscal year or $10,000,000 in the aggregate during the term of this Agreement;
     (m) Dispositions constituting a taking by condemnation or eminent domain or transfer in lieu thereof, or a transfer subsequent to a total loss or constructive total loss of property for which proceeds are payable in respect thereof under any policy of property insurance;
     (n) sales of non-core assets acquired in connection with a Permitted Acquisition which are not used or useful or are duplicative in the business of the Borrower or its Subsidiaries; and
     (o) any grant of an option to purchase, lease or acquire property in the ordinary course of business, so long as the Disposition resulting from the exercise of such option would otherwise be permitted under this Section 7.05;
provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(o) (other than Section 7.05(d)) shall in any event be for fair market value; provided further that in the event any Disposition otherwise permitted under this Section 7.05 shall consist of a Disposition of Equity Interests in a Subsidiary, such Disposition shall in no event be of less than 100% of such Equity Interests, except in the case of a Disposition pursuant to Section 7.05(k).
               7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:
     (a) each Subsidiary may make Restricted Payments to the Borrower and the Subsidiary Guarantors, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) any Subsidiary may accept capital contributions from its parent to the extent permitted under Section 7.03(c)(ii);
     (c) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock or other common Equity Interests and each Subsidiary may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests of such Person;
     (d) the Borrower may issue and sell shares of its common stock;
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (e) the Borrower may declare and make cash dividend payments in respect of the Borrower’s Series I Preferred Stock; provided, however, that (i) no such dividends shall be declared or paid if a Default shall have occurred and be continuing, and (ii) the aggregate amount of all payments under this Section 7.06(e) shall not exceed $800,000 in any fiscal year; and
     (f) the Borrower may purchase (with cash or notes) its Equity Interests from former directors or employees of the Borrower or its Subsidiaries, their estates, spouses or former spouses in connection with the termination of such employee’s employment (or such director’s directorship) and the Borrower may make payments on any notes issued in connection with any such repurchase; provided, however, that (i) no such purchase or distribution and no payment on any such note shall be made if a Default shall have occurred and be continuing, (ii) no such note shall require any payment if such payment is prohibited by the terms hereof and (iii) the aggregate amount of all payments under this Section 7.06(f) (including payments in respect of any such purchase or any such notes) shall not exceed $1,000,000 during the term of this Agreement.
To the extent that the Borrower or its Subsidiaries are permitted to make any Restricted Payments pursuant to this Section 7.06, the same may be made as a loan or advance to the recipient thereof, and in such case the amount of such loan or advance so made shall reduce the amount of Restricted Payments that may be made by the Borrower and its Subsidiaries in respect thereof.
               7.07 Change in Nature of Business; Borrower as Subsidiary. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, ancillary, or incidental thereto. The Borrower shall not become a Subsidiary of any other Person.
               7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the wholly-owned Subsidiary Guarantors or between and among any wholly-owned Subsidiary Guarantors, and (b) reasonable compensation and indemnities to officers and directors.
               7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document and the First Lien Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor, to make intercompany loans or advances to the Borrower or any Subsidiary Guarantor or to repay such loans or advances, or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any such limitation incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(c)(v) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, or (B) customary anti-assignment provisions in contracts restricting the assignment thereof or (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such leases or (D) customary restrictions in leases, subleases, licenses and sublicenses; or (b) requires the grant by a Loan Party of a Lien to secure an obligation of such Loan Party if a Lien is granted to secure another obligation of such Loan Party.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               7.10 Financial Covenants.
               (a) Total Leverage Ratio. Permit the Total Leverage Ratio, as at the end of any period of four fiscal quarters set forth below, to be greater than the ratio set forth below opposite such period below in column (1) if the Total Leverage Ratio for such period is greater than 3.5:1.0 or column (2) if the Total Leverage Ratio for such period is equal to or less than 3.5:1.0:

(2)
	(1)	Maximum Total
	Maximum Total	Leverage Ratio
	Leverage Ratio	(if Total Leverage
	(if Total Leverage	Ratio is not
	Ratio is greater	greater than
Four Fiscal Quarters Ending	than 3.5:1.0)	3.5:1.0)
December 31, 2007	10.850:1.00	12.050:1.00
March 31, 2008	9.750:1.00	11.350:1.00
June 30, 2008	8.000:1.00	9.250:1.00
September 30, 2008	6.650:1.00	7.750:1.00
December 31, 2008	5.625:1.00	6.500:1.00
March 31, 2009	4.800:1.00	5.550:1.00
June 30, 2009	4.050:1.00	4.700:1.00
September 30, 2009	3.500:1.00	4.050:1.00
December 31, 2009	3.250:1.00	3.550:1.00
March 31, 2010	3.100:1.00	3.150:1.00
June 30, 2010	3.100:1.00	3.150:1.00
September 30, 2010	3.100:1.00	3.150:1.00
December 31, 2010	3.100:1.00	3.150:1.00
March 31, 2011	2.050:1.00	2.225:1.00
June 30, 2011	2.050:1.00	2.225:1.00
September 30, 2011	2.050:1.00	2.225:1.00
December 31, 2011	2.050:1.00	2.225:1.00
March 31, 2012	1.550:1.00	1.700:1.00
June 30, 2012	1.550:1.00	1.700:1.00
September 30, 2012	1.550:1.00	1.700:1.00
December 31, 2012	1.550:1.00	1.700:1.00
Terremark Worldwide, Inc. — Second Lien Credit Agreement

               (b) Interest Coverage Ratio. Permit the Interest Coverage Ratio, as at the end of any period of four fiscal quarters set forth below, to be less than the ratio set forth below opposite such period in column (1) if the Total Leverage Ratio for such period is greater than 3.5:1.0 or column (2) if the Total Leverage Ratio for such period is equal to or less than 3.5:1.0:

(2)
	(1)	Minimum Interest
	Minimum Interest	Coverage Ratio
	Coverage Ratio	(if Total Leverage
	(if Total Leverage	Ratio is not
	Ratio is greater	greater than
Four Fiscal Quarters Ending	than 3.5:1.0)	3.5:1.0)
December 31, 2007	0.810:1.00	0.730:1.00
March 31, 2008	0.900:1.00	0.775:1.00
June 30, 2008	1.100:1.00	0.950:1.00
September 30, 2008	1.320:1.00	1.125:1.00
December 31, 2008	1.575:1.00	1.350:1.00
March 31, 2009	1.800:1.00	1.600:1.00
June 30, 2009	1.950:1.00	1.775:1.00
September 30, 2009	2.100:1.00	2.000:1.00
December 31, 2009	2.250:1.00	2.175:1.00
March 31, 2010	2.400:1.00	2.375:1.00
June 30, 2010	2.400:1.00	2.375:1.00
September 30, 2010	2.400:1.00	2.375:1.00
December 31, 2010	2.400:1.00	2.375:1.00
March 31, 2011	3.400:1.00	3.350:1.00
June 30, 2011	3.400:1.00	3.350:1.00
September 30, 2011	3.400:1.00	3.350:1.00
December 31, 2011	3.400:1.00	3.350:1.00
March 31, 2012	3.350:1.00	3.350:1.00
June 30, 2012	3.350:1.00	3.350:1.00
September 30, 2012	3.350:1.00	3.350:1.00
December 31, 2012	3.350:1.00	3.350:1.00
               7.11 Capital Expenditures. Make any Capital Expenditure in any fiscal quarter or fiscal year, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries, the amounts set forth below opposite such fiscal quarter or fiscal year, as the case may be:

Fiscal Period	Maximum Capital Expenditures
Fiscal quarter ended December 31, 2007	$41,630,000
Fiscal quarter ended March 31, 2008	$44,210,000
Fiscal quarter ended June 30, 2008	$40,910,000
Fiscal quarter ended September 30, 2008	$29,030,000
Fiscal quarter ended December 31, 2008	$10,940,000
Fiscal quarter ended March 31, 2009	$22,610,000
Fiscal quarter ended June 30, 2009	$20,630,000
Fiscal quarter ended September 30, 2009	$9,870,000
Fiscal quarter ended December 31, 2009	$5,800,000
Fiscal year ended March 31, 2010	$41,120,000
Fiscal year ended March 31, 2011	$22,140,000
Fiscal year ended March 31, 2012	$22,140,000
provided, however, that (A) so long as (1) no Default has occurred and is continuing or would result from any such expenditure, and (2) after giving effect to such expenditures, total Capital Expenditures for the period from the Closing Date through the end of the current fiscal quarter are not more than 10% greater than the total projected Capital Expenditures for the same period set forth in the forecasts referenced in Section 5.05(f), the Borrower may, in such fiscal quarter, make Capital Expenditures that otherwise
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would have been permitted to be made in either or both of the two fiscal quarters immediately following such fiscal quarter, and in such event such additional Capital Expenditures shall reduce the amounts available in such following fiscal quarters by a like amount (allocated first to the first succeeding fiscal quarter and then to the second); provided however that notwithstanding anything to the contrary in the immediately preceding proviso, with regard to any fiscal year, the Borrower may only make such Capital Expenditures as are permitted to be made in such fiscal year and additional Capital Expenditures that otherwise would have been permitted to be made in the one fiscal quarter immediately following such fiscal year; and (B) so long as no Default has occurred and is continuing or would result therefrom, any amount allocated to any fiscal quarter in the table set forth above which is not expended in such fiscal quarter may be carried over for expenditure during the next fiscal quarter. In addition to the foregoing Capital Expenditures, and provided that no Default shall have occurred and be continuing and the Borrower shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.10, the Borrower and its Subsidiaries may make additional Capital Expenditures at any time that are paid with Specified Proceeds (excluding, for the avoidance of doubt, any Specified Proceeds that are applied to Permitted Acquisitions).
               7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner adverse to the Lenders.
               7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (b) fiscal year.
               7.14 Prepayments, Amendments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Term Loans in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Indebtedness listed on part (b) of Schedule 5.05, or (iii) prepayments of First Lien Loans in accordance with the terms of the First Lien Credit Agreement or (iv) any prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness made with the proceeds of Permitted Refinancing Indebtedness, or (b) amend, modify or change any subordination provisions or any other provisions in any manner materially adverse to the Lenders any term or condition of any such Indebtedness listed on part (b) of Schedule 5.05 or any indebtedness under any Junior Credit Agreement or any Qualified Convertible Debt.
               7.15 Modification of First Lien Loan Documents. Amend, supplement or otherwise modify in any manner any of the terms or provisions contained in, or applicable to, any First Lien Loan Documents, to the extent any such amendment, modification or change is not permitted under the terms of the Intercreditor Agreement.
               7.16 Partnerships, Etc.Become a general partner in any general or limited partnership or joint venture.
               7.17 Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.
               7.18 Formation of Subsidiaries. Organize or invest in any new Subsidiary except as permitted under Section 7.03.
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               7.19 Designation as Designated Senior Debt. Designate any other Indebtedness of the Loan Parties as “Designated Senior Debt” for purposes of any subordinated debt.
               7.20 Minimum Unrestricted Cash. Permit the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries to be less than $10,000,000 at any time.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
               8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within three Business Days after the same becomes due, any interest or premium on any Term Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03, 6.04, 6.05(a), 6.09, 6.10, 6.11, 6.12, 6.19 or 6.20 or Article VII, or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02, or 6.15, and such failure continues for 5 days, or (iii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in Section 7 of the Subsidiary Guaranty; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default; Cross-Acceleration. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of (1) if such default continues for 45 days without cure or waiver, the First Lien Credit Agreement or (2) any other Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Indebtedness under the First Lien Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or indenture) for purposes of this clause (A) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be accelerated, repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated
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maturity, or such Guarantee to become payable or cash collateral to be demanded; provided, in the case of the occurrence in respect of the First Lien Credit Agreement of any of the foregoing events set forth in this clause (B), such default continues for 45 days without cure or waiver; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
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     (l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations and Permitted Liens (A) having priority as a matter of law or (B) incurred under Section 7.01(b), (h), (i) and (p)) lien on and security interest in the Collateral purported to be covered thereby; or any Loan Party contests in any manner the validity, perfection or priority of any lien or security interest in the Collateral purported to be covered thereby.
               8.02 Remedies Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare any or all of the unpaid principal amount of, and applicable prepayment premium (determined as though such portion of the unpaid principal amount of the Term Loans were voluntarily prepaid pursuant to Section 2.03(a)(i) on the date of such declaration) on, outstanding Term Loans, any or all interest (including PIK Interest) accrued and unpaid thereon, and any or all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents and applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Term Loans shall automatically terminate and the unpaid principal amount of, and applicable prepayment premium (determined as though the unpaid principal amount of the Term Loans were voluntarily prepaid pursuant to Section 2.03(a)(i) on the date of such actual or deemed entry) on, all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.
               8.03 Application of Funds. Subject to the terms of the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;
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     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including PIK Interest) on the Term Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of, and            prepayment premium            on, the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Unaccrued Indemnity Claims), to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
               9.01 Authorization and Action. Each Lender hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and Credit Suisse to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Term Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Term Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.
               9.02 Agent’s Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Term Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Term Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Collateral Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 10.06; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or
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representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or a Loan Party stating that a Default or an Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties. Without limitation on any other provision hereof, neither Agent shall be deemed to have notice or knowledge of an Event of Default unless written notice thereof has been received from the Borrower or any Lender.
               9.03 Credit Suisse and Affiliates. With respect to its Term Commitment, the Term Loans made by it and the Term Notes issued to it, if any, Credit Suisse and any successor Agent shall have the same rights and powers under the Loan Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include Credit Suisse in its individual capacity. Credit Suisse and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiaries of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Credit Suisse was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiaries of any Loan Party to the extent such information was obtained or received in any capacity other than as such Agent.
               9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
               9.05 Indemnification of Agents.
               (a) Each Lender severally agrees to indemnify each Agent or any Related Party (in each case, to the extent not reimbursed by the Borrower) from and against such Lender’s Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or any Related Party in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent or any Related Party under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s or any Related Party’s gross negligence or willful misconduct as found in a final non-appealable judgment
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by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent or any Related Party promptly upon demand for its Applicable Percentage of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent or any Related Party is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.09(d).
               (b) The failure of any Lender to reimburse any Agent or any Related Party, as the case may be, promptly upon demand for its Applicable Percentage of any amount required to be paid by the Lenders to such Agent or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or Related Party, as the case may be, for its Applicable Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Related Party, as the case may be, for such other Lender’s Applicable Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
               9.06 Successor Agents. (a) Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which, unless an Event of Default has occurred and is continuing at the time of such appointment, shall be reasonably acceptable to the Borrower; provided that the Borrower acknowledges that any affiliate of the Initial Lenders shall be an acceptable successor Agent). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which, unless an Event of Default shall have occurred and is continuing, shall be reasonably acceptable to the Borrower and which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that any such successor Agent designated by the Initial Lenders shall be deemed acceptable to the Borrower and shall not be required to be a commercial bank or to meet the minimum combined capital and surplus requirements set forth above.
               (b) The Initial Lenders shall have the right to replace any Agent at any time and appoint a successor Agent (which, unless an Event of Default has occurred and is continuing at the time of such appointment, shall be reasonably acceptable to the Borrower; provided that the Borrower acknowledges that any affiliate of the Initial Lenders shall be an acceptable successor Agent).
               (c) Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.
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               (d) If within forty-five days after written notice is given of the retiring Agent’s resignation under clause (a) of this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
               (e) After any retiring Agent’s resignation as Agent pursuant to clause (a) of this Section 9.06 or replacement pursuant to clause (b) of this Section 9.06 shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
               (f) If the Administrative Agent hereunder resigns pursuant to clause (a) of this Section 9.06, subject to the payment of fees to be mutually agreed with the Borrower, (i) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (ii) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent, and (iii) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder. For the avoidance of doubt, this Section 9.06(f) shall not apply to an Administrative Agent replaced pursuant to Section 9.06(b) hereof.
               9.07 Arranger Has No Liability. It is understood and agreed that the Arranger shall not have any duties, responsibilities or liabilities under or in respect of this Agreement whatsoever.
               9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal, premium and interest (including PIK Interest) owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.06 and 10.04.
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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.
               9.09 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent and the Administrative Agent, at their option and in their discretion:
     (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than Unaccrued Indemnity Claims), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (or, if necessary, all Lenders) will confirm in writing the authority of the Agents to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
               9.10 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) hereby (i) acknowledges that Credit Suisse is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Collateral Agent and the collateral agent under the Intercreditor Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) hereby authorizes and directs Credit Suisse to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Credit Suisse, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, on one hand, and this Agreement or any Collateral Document, on the other hand, the terms of the Intercreditor Agreement shall govern and control.
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ARTICLE X
MISCELLANEOUS
               10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent or the Collateral Agent with the written consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (b) postpone any date scheduled for any payment of principal or interest or fees under Section 2.04, 2.05 or 2.06 without the written consent of each Lender directly affected thereby (provided that the consent of each Lender shall be required to extend the Maturity Date);
     (c) reduce or forgive the principal of, or the rate of interest specified herein on any Term Loan, or (subject to clause (iii) of the second proviso to this Section 10.01), any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;
     (d) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
     (f) release all or substantially all of the value of the Subsidiary Guaranty, without the written consent of each Lender;
and provided further that, without limiting any requirement that the same be signed or executed by the Borrower or any other applicable Loan Party, (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (ii) Section 10.06(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (a) to add one or more additional credit facilities to this Agreement (the proceeds of which may be used to refinance the First Lien Facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders (other than for purposes of the amendment adding such credit facilities).
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               10.02 Notices and Other Communications; Facsimile Copies.
               (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
               (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
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               (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
               10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
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     10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Arranger, each Agent and its Affiliates and Tennenbaum in connection with the preparation, execution, delivery, administration, modification and amendment (or proposed modification or amendment) of, or any consent or waiver (or proposed consent or waiver) under, the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) (including, without limitation, (A) all due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent and/ or Tennenbaum, as applicable, with respect thereto, with respect to advising such Agent and/ or Tennenbaum as to their rights and responsibilities and ongoing administration of the Loan Documents, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement or protection of its rights in connection with the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally and all costs and expenses of each Agent and its Affiliates with respect to any negotiations arising out of any Default (including, without limitation, the fees and expenses of counsel for each Agent and each Lender with respect thereto); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this Section 10.04(a) (which shall be selected by the Initial Lenders) unless, in the reasonable opinion of the Initial Lenders, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest. The Borrower further agrees to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document. Notwithstanding anything to the contrary in this Section 10.04, the Borrower shall not reimburse Tennenbaum for more than $250,000 in fees and expenses to its counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement, and any due diligence and any other activities taken in connection with the closing of this agreement on the Closing Date.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), each Agent, each Lender and each Related Party of any of the foregoing Persons and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses (other than lost profit), claims, damages, liabilities, costs and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of (A) the commitment papers related to financing the Transaction, (B) this Agreement, (C) any other Loan Document or (D) any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and the contemplated use of the proceeds of Term Loans hereunder, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising,
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in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Subsidiaries or their respective officers, directors, employees or controlling persons).
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
     (e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
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     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided, however, that (i) so long as no Event of Default has occurred and is continuing, such assignment must be consented to by the Borrower (which consent may not be unreasonably withheld or delayed), provided that such consent of the Borrower shall not be required in connection with any such assignment to a Lender or an Affiliate or Approved Fund of a Lender, (ii) the amount of the Term Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Term Commitment), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee (A) shall not be applicable to any assignment to or from any Affiliate, fund or managed account of Tennenbaum, and (B) otherwise may be waived or reduced in the sole discretion of the Administrative Agent) , (iv) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax forms, and (v) the assignee shall not be the Borrower or an Affiliate or Subsidiary of the Borrower. Upon acceptance and recording pursuant to subsection (e) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04, as well as to any Fees accrued for its account and not yet paid). The Administrative Agent shall in no event be liable for the failure to notify the Borrower of an assignment of a Term Loan pursuant to clause (ii) hereof and failure by the Administrative Agent to provide such notice shall in no way affect the validity or effectiveness of such assignment.
     (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and
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Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Collateral Agent, at any reasonable time and from time to time upon reasonable prior notice.
     (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire and applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Borrower to such assignment (to the extent required hereunder), the Administrative Agent shall promptly (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this subsection (e).
     (f) Each Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01 and 3.05 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans, increasing or extending the Term Commitments or releasing all or any substantial part of the Collateral or the value of the Subsidiary Guaranty).
     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that disclosure of Information to any proposed assignee or participant shall be subject to Section 10.07.
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     (h) Any Lender may at any time, without the consent of or notice to any Person, assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     (k) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 3.01, (ii) any Lender delivers a notice described in Section 3.02, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 3.04 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort, (including with respect to the processing and recordation fee referred to in Section 10.06(b)) upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld or delayed, that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order
Terremark Worldwide, Inc. — Second Lien Credit Agreement

of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent and the Initial Lenders, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 3.01 and Section 3.04); provided further that, if prior to any such transfer and assignment, the circumstances or event that resulted in such Lender’s claim for compensation under Section 3.01 or notice under Section 3.02 or the amounts paid pursuant to Section 3.04, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 3.02, or cease to result in amounts being payable under Section 3.04, as the case may be (including as a result of any action taken by such Lender pursuant to Section 3.06), or if such Lender shall waive its right to claim further compensation under Section 3.01 in respect of such circumstances or event or shall withdraw its notice under Section 3.02 or shall waive its right to further payments under Section 3.04 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. This Section 10.06(k) shall supersede any provision of Section 2.10 to the contrary.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform the Borrower thereof prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or the defense of any claim, suit, action or proceeding; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any permitted assignee of or participant in, or any prospective permitted assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) is or becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) is or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) (i) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender, (ii) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund, or (iii) to a nationally recognized rating agency that requires access to information
Terremark Worldwide, Inc. — Second Lien Credit Agreement

regarding the Loan Parties, the Term Loans and the Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund of any Lender (it being understood that, in the case of each of (i), (ii) and (iii), prior to any such disclosure, such parties shall undertake to preserve the confidentiality of any Information relating to the Loan Parties, the Term Loans and the Loan Documents received by it from such Lender). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and non-confidential information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Term Commitments, and the Term Loans. For the purposes of this Section 10.07, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement, and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions. Anything contained herein to the contrary notwithstanding, if the Borrower shall have given notice to the Administrative Agent (whether before or after the Closing Date) that any Person is unacceptable to the Borrower as a Lender, the Administrative Agent shall be permitted to disclose the identity of any such Person so designated by the Borrower to any Person.
     10.08 Right of Setoff. Upon (a) the occurrence and during the continuance of an Event of Default under Section 8.01(a), (b) an exercise of remedies under Section 8.02(b) or (c) amounts becoming due and payable pursuant to the proviso to Section 8.02, each Lender and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (other than deposits in accounts that have been specifically designated to such Lender as payroll accounts or trust accounts and that meet the requirements for payroll accounts or trust accounts) and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender their Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of a Subsidiary Guarantor that owns such Collateral but excluding Dispositions among Loan Parties) in accordance with the terms of the Loan Documents, the security interest created in such item of Collateral under the Collateral Documents shall be automatically released and the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, if applicable, the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty. Upon the payment in full of all Obligations, the Agents shall take such action as may be reasonably required by the Borrower, at the expense of the Borrower, to release the Liens created by the Loan Documents.
     10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, together with the provisions of the letter agreement dated June 11, 2007 between the Borrower, Special Value Continuation Partners, LP, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC, and Tennenbaum Opportunities Partners, LP (as may be amended from time to time, the “Commitment Letter”) that by the terms thereof survive the execution of this Agreement, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The Borrower agrees that it will execute and deliver such amendments to the Loan Documents as shall be necessary to give effect to the provisions of the Fee Letter and such surviving paragraphs of the Commitment Letter. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Term Loan, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.14 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     10.15 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF (COLLECTIVELY, “NEW YORK COURTS”), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
Terremark Worldwide, Inc. — Second Lien Credit Agreement

     (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
     10.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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Terremark Worldwide, Inc. — Second Lien Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TERREMARK WORLDWIDE, INC., as Borrower
By:	/s/ José A. Segrera
	Name:	José A. Segrera
	Title:	Chief Financial Officer

Terremark Worldwide, Inc. — Second Lien Credit Agreement

CREDIT SUISSE, Cayman Islands Branch, as Administrative Agent and Collateral Agent
By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Denise L. Alvarez
	Name:	Denise L. Alvarez
	Title:	Associate

Terremark Worldwide, Inc. — Second Lien Credit Agreement

Initial Lenders CREDIT SUISSE, Cayman Islands Branch, as Lender
By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Denise L. Alvarez
	Name:	Denise L. Alvarez
	Title:	Associate
Terremark Worldwide, Inc. — Second Lien Credit Agreement

SPECIAL VALUE OPPORTUNITIES FUND, LLC By: Tennenbaum Capital Partners, LLC Its: Investment Manager
By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner

SPECIAL VALUE EXPANSION FUND, LLC By: Tennenbaum Capital Partners, LLC Its: Investment Manager
By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner

SPECIAL VALUE CONTINUATION PARTNERS, LP By:: Tennenbaum Capital Partners, LLC Its: Investment Manager
By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP By: Tennenbaum Capital Partners, LLC Its: Investment Manager
By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner

Terremark Worldwide, Inc. — Second Lien Credit Agreement

SCHEDULE 1.01
ADDITIONAL TERMS OF QUALIFIED CONVERTIBLE DEBT
Obligations under such debt shall be unsecured and subordinated in right of payment to the prior payment in full in cash of all Obligations and all “Obligations” under the First Lien Credit Agreement, including any Obligations or “Obligations” under the First Lien Credit Agreement incurred, created, assumed or guaranteed after the date hereof in accordance with the terms of the Loan Documents or the First Lien Loan Documents. Such debt shall not be guaranteed by any Subsidiary of the Borrower or any other Person. Such debt shall not permit or require a maturity date or scheduled amortization payments or prepayments of principal, sinking fund or similar principal payments prior to the date that is six months after the Scheduled Maturity Date. The terms of such subordination as well as the covenants, defaults, remedy provisions, insolvency rights and provisions relating to mandatory prepayment, repurchase, redemption or offers to purchase shall not be less favorable to the Lenders and the other Secured Parties than such comparable provisions customarily contained in non-investment grade convertible debt securities.
Terremark Worldwide, Inc. — Second Lien Credit Agreement